AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT

OF

BREA EMERITUS LLC

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement“) of BREA EMERITUS LLC (the “Company“) is made and entered into as of the 1ST day of December, 2006, by and between EMERITUS CORPORATION, a Washington corporation (“ESC“), and BREA 806 LLC, a Delaware limited liability company (“BREA“).

WHEREAS, the Company desires to obtain a loan from General Electric Capital Corporation, a Delaware corporation, in its capacity as mortgage lender of the Loan (together with its successors and assigns as holders of interests in the Loan, “Lender”), in the original principal amount of up to $167,000,000.00 (the “Loan”), which Loan will be made pursuant to that certain Credit Agreement by and between the Company and Lender (the “Credit Agreement”) and evidenced by one or more Term Loan Notes in the aggregate original principal amount of up to $167,000,000.00, by the Company in favor of Lender (the “Note”), and those certain Mortgages or Deeds of Trust, made by the Company for the benefit of Lender (the “Security Instrument”);

WHEREAS, in connection with the Loan, Lender has required that the Company exist as a single purpose bankruptcy remote entity with certain bankruptcy remote provisions;

WHEREAS, ESC and BREA formed the Company pursuant to the provisions of the Delaware Limited Liability Company Act, 6 Del. C. § 18-101 et seq., as the same may be amended from time to time (the “Act”); and, in connection therewith, caused to be filed on September 20, 2006 with the Secretary of State of the State of Delaware, a Certificate of Formation for BREA Emeritus LLC as a limited liability company and executed that certain Limited Liability Company Agreement of the Company, dated as of September 20, 2006 (as amended, the “Existing Agreement”), as amended by that certain First Amendment to Limited Liability Company Agreement, dated as of October 24, 2006;

WHEREAS, the parties hereto now desire to amend and restate in its entirety the Existing Agreement on the terms and conditions contained herein;

NOW THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the Members and Independent Manager hereby agree as follows:

ARTICLE I   FORMATION AND PURPOSE OF COMPANY; DEFINITIONS

.

Section 1.1  Formation

. As of September 20, 2006, the Company has been formed by the filing of a certificate of formation with the Secretary of State of the State of Delaware. The Company shall continue to be operated as a limited liability company under the Act, subject to the provisions set forth in this Agreement.

Section 1.2  Name

. The Company’s business shall be conducted solely under the name of “BREA Emeritus LLC.”

Section 1.3  Term

. The term of the Company shall be from the date hereof until the Company is dissolved as hereinafter provided.

Section 1.4  Purpose

. The purpose of the Company shall be to acquire, operate, lease, maintain, market, finance, sell and otherwise use the “Properties” (as hereinafter defined) for profit and to engage in all activities related thereto (the “Project”). The business of the Company may be conducted directly by the Company or through direct or indirect wholly-owned subsidiaries of the Company (the “Company Subsidiaries”).

Section 1.5  Registered Office; Registered Agent; Principal Office

. The registered office and registered agent for service of process of the Company shall be Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, or such other place as the Members may from time to time designate. The principal office of the Company shall be at 345 Park Avenue, New York, New York 10154, or at such other place as the Members shall agree.

Section 1.6  Members

. “Member” means any of BREA and ESC, and subject to Section 11.9, their respective successors and assigns. “Members” means BREA and ESC, collectively, and subject to Section 11.9, their respective successors and assigns. Upon the occurrence of any event that causes the last remaining Member of the Company (the “Sole Member”) to cease to be a member of the Company (other than (i) upon an assignment by the Sole Member of all of its limited liability company interest in the Company and the simultaneous admission of the transferee pursuant to the terms of (a) this Agreement, and (b) the Credit Agreement, or (ii) the resignation of the Sole Member and the simultaneous admission of an additional member of the Company pursuant to the terms hereof) (a “Member Cessation Event”), Independent Manager shall, without any action of any Person and simultaneously with the Member Cessation Event, automatically be admitted to the Company as the Sole Member of the Company (the “Special Member”) and shall preserve and continue the Company without dissolution. Special Member may not resign from the Company or transfer its rights as Special Member unless a successor Special Member has been admitted to the Company as Special Member by executing a counterpart to this Agreement. Special Member shall be a member of the Company that has no interest in the profits, losses and capital of the Company and has no right to receive any distributions of Company assets. Pursuant to Section 18-301 of the Act, Special Member shall not be required to make any capital contributions to the Company and shall not receive a limited liability company interest in the Company. Special Member, in its capacity as Special Member, may not bind the Company. Except as required by any mandatory provision of the Act, Special Member, in its capacity as Special Member, shall have no right to vote on, approve or otherwise consent to any action by, or matter relating to, the Company, including, without limitation, the merger, consolidation or conversion of the Company. In order to implement the admission to the Company of Special Member, Independent Manager shall execute a counterpart to this Agreement. Prior to its admission to the Company as Special Member, Independent Manager shall not be a member of the Company.

Section 1.7  Definitions

. The following terms shall have the respective meanings set forth below:

“Acquisition Costs” means the sum of the following costs in connection with the acquisition of the Properties: (a) the Purchase Price (including the Deposit), net of the prorations provided for in the Purchase Agreement, and closing costs (excluding legal fees [it being understood that legal fees are included only to the extent set forth in clause (b) below]) as indicated in the Closing Statement and approved by BREA; and (b) to the extent set forth in Exhibit ”A” or as otherwise approved in writing by the Members, the out-of-pocket due diligence, pre-closing costs, legal fees (excluding legal fees associated with negotiating and documenting this Agreement and the Collateral Agreements, the respective costs of which shall be borne by the respective parties incurring the same) and initial reserves, that have been or are anticipated to be incurred by the Company, any Company Subsidiary or the Members in connection with the acquisition of the Properties, the formation of the Company, and any Company Subsidiaries, or Project Financing (including any good faith deposit and commitment or other fees).

“Administrative Member Costs” means the actual third-party out-of-pocket costs reasonably incurred by ESC on behalf of or otherwise relating to or intended to benefit the Company or any Company Subsidiary, such as appraisal, legal, preparation of third party financial reports, (including the annual preparation of tax returns and/or audits of the Company as required) diligence and investigation expenses with respect to the acquisition on new Properties. Administrative Member Costs is not intended to include ESC’s general corporate overhead costs or the costs of any regional or divisional employees retained by ESC in relation to the Properties, or any costs or expense which are not the obligations of ESC in its capacity as property manager under a Management Agreement.

“Affiliate” of a person or entity (or words of similar import, whether or not capitalized) means (1) any officer, director, employee, trustee, , member, partner or; or (2) any corporation, partnership, limited liability company, trust or other person or entity controlling, controlled by or under common control with the entity in question (whether directly or indirectly through one or more intermediaries). Notwithstanding the foregoing, nothing herein shall be construed to apply to privately held entities and/or ventures owned and/or operated by Daniel R. Baty. However, neither the Company nor any Company Subsidiary shall be deemed to be an Affiliate of any Member. For the purpose of this definition, “control” means the possession, directly or indirectly, of the power to decide, affirmatively (by direction) or negatively (by veto), the management and policies, whether through the ownership of voting securities or by contract or otherwise.

“Bankruptcy/Dissolution Event” with respect to an entity, means the commencement or occurrence of any of the following with respect to such entity: (1) a case under Title 11 of the U.S. Code, as now constituted or hereafter amended, or under any other applicable federal or state bankruptcy law or other similar law; (2) the appointment of (or a proceeding to appoint) a trustee or receiver of any property interest; (3) an attachment, execution or other judicial seizure of (or a proceeding to attach, execute or seize) a substantial property interest; (4) an assignment for the benefit of creditors; or (5) the general inability to meets its financial obligations as and when they are due; or (6)  a dissolution or liquidation; provided, however, that the events described in clauses (1), (2) or (3) shall not be included if the same are (a) involuntary and not at any time consented to, (b) contested within thirty (30) days of commencement and thereafter diligently and continuously contested, and (c) dismissed or set aside, as the case may be, within ninety (90) days of commencement.

“Budget” means the consolidated Operating Budget and Capital Budget, as applicable, for the Properties. “Operating Budget” and “Capital Budget” means the consolidated operating budget and capital budget, respectively, for the Company, but not as it relates to a specific Property, as the same may be modified from time to time with the written approval of BREA, or any other budget of the Company or any Company Subsidiary. The initial Budget is attached hereto as Exhibit “B.”

“Business Agreements” means any lease, rental agreement, loan agreement, mortgage, easement, covenant, restriction or other agreement or instrument at any time or times affecting the Company, any Company Subsidiary or all or a portion of any of their respective assets.

“Claim” means any obligation, liability, claim (including any claim for damage to property or injury to or death of any persons), lien or encumbrance, loss, damage, cost or expense (including any judgment, award, settlement, reasonable attorneys’ fees and other costs and expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim [including appellate proceedings], and any collection costs or enforcement costs).

“Collateral Agreement” means any agreement, instrument, document or covenant concurrently or hereafter made or entered into under, pursuant to, or in connection with this Agreement (including the “Management Agreements,” as hereinafter defined), and any certifications made in connection herewith or therewith or amendment or amendments made at any time or times heretofore or hereafter to any of the same.

“Company Percentages” means, initially, the following respective percentages for each of the Members:

Member	Company Percentage

ESC	19%
BREA	81%

TOTAL:	100%

“Cure Period” means (1) five (5) business days after written notice to a defaulting Member or Affiliate specifying the nature of a default or breach under this Agreement or Collateral Agreement, in connection with a monetary default that is not a “Noncurable Default” (as hereinafter defined); (2) thirty (30) days after written notice to a defaulting Member or Affiliate specifying the nature of a default or breach under this Agreement or Collateral Agreement, in connection with a non-monetary default that is not a Noncurable Default (provided, however, that if such non-

monetary default cannot reasonably be cured within such thirty (30) day period, and such defaulting Member promptly commences the cure of such default and diligently pursues such cure to completion, then such thirty (30) day period shall be extended to the extent reasonably necessary, but in no event after the date that is sixty (60) days after such written notice); and (3) no period at all for a Noncurable Default.

“Investment Maintenance Costs” means the actual third-party out-of-pocket costs reasonably incurred by BREA (or its Affiliates) in connection with making or maintaining its interest in the Company, or on behalf of or otherwise relating to or intended to benefit the Company or any Company Subsidiary, such as travel, appraisal, legal, accounting, (including the annual preparation of tax returns and/or audits of the Company as required) diligence and investigation expenses.

“Laws” (i.e., all procedural and substantive federal, state and local laws, moratoria, initiatives, referenda, ordinances, rules, regulations, standards, orders and other governmental requirements [including those relating to the environment, health and safety, or handicapped persons], applicable to the Company, any Company Subsidiary or all or any portion of their respective assets).

“Material Action” means to institute proceedings to have the Company be adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against the Company or file a petition seeking, or consent to, reorganization or relief with respect to the Company under any applicable federal or state law relating to bankruptcy, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or a substantial part of its property, or make any assignment for the benefit of creditors of the Company, or admit in writing the Company’s inability to pay its debts generally as they become due, or take action in furtherance of any such action.

“Noncurable Default” means a default that cannot be cured and includes each of the following: (a) a breach of a representation or warranty, (b) a breach of Section 6.1 or any other restriction upon transfer or hypothecation, (c) an intentional breach, (d) a breach constituting gross negligence or willful misconduct (which, as used in this Agreement, shall include active or passive fraud, dishonesty or bad faith), (e) a breach of Section 5.4 or any other exclusive or non-competition covenant, (f) a breach of an obligation if there have been two (2) prior breaches of such obligation or a similar obligation within the immediately preceding one (1) year period (or if longer, the period during which the obligation arose on the three most recent prior occasions), or (g) taking action on behalf of the Company that is beyond the scope of authority established by this Agreement.

“Obligation” means, with respect to the Company, all amounts, obligations, liabilities, covenants and duties of every type and description owing by the Company to the Administrative Agent (as defined in the Credit Agreement), the Lender, any other Indemnitee (as defined in the Credit Agreement), any participant, any SPE (as defined in the Credit Agreement) or, in the case of any Secured Hedging Agreement, any Affiliate of any of them arising out of, under, or in connection with, any Loan Document, whether direct or indirect (regardless of whether acquired by assignment), absolute or contingent, due or to become due, whether liquidated or not, now existing or hereafter arising and however acquired, and whether or not evidenced by any instrument or for the payment of money, including, without duplication, (a) all Loans, (b) all interest, whether or not accruing after the filing of any petition in bankruptcy or after the commencement of any insolvency, reorganization or similar proceeding, and whether or not a claim for post-filing or post-petition interest is allowed in any such proceeding, and (c) all other fees, expenses (including fees, charges and disbursement of counsel), interest, commissions, charges, costs, disbursements, indemnities and reimbursement of amounts paid and other sums chargeable to the Company under any Loan Document.

“Permitted Portfolio Acquisition” means the acquisition by ESC, or any Affiliate of ESC, of a portfolio of 3 or more senior housing facilities, wherein no more than 25% of the units to be acquired in such portfolio are within 15 miles of any of the Properties. For the purposes of this definition, any Company Property that is 90% occupied and within the 15 mile radius at the time of ESC’s proposed acquisition shall be exempt from the 15 mile and unit restrictions, and ESC shall be entitled to complete the proposed acquisition without regard to the 90% occupancy Property or the restrictions in Section 5.4B.

“Project Financing” has the meaning set forth in Section 2.7.

“Project Financing Documents” has the meaning set forth in Section 2.7.

“Project Financing Guaranty Documents” has the meaning set forth in Section 2.7.

“Project Lender” has the meaning set forth in Section 2.7.

“Properties” means the assisted living and skilled nursing facility properties (each a “Property”) described in Exhibit “C.”

“Purchase Agreement” means the purchase agreement to be entered into between the Company and Seller, for the purchase and sale of the Properties.

“Requirements” means this Agreement, the Operating Budget, the Capital Budget, the Business Agreements including the Purchase Agreement, as the same may be amended in accordance with this Agreement and Laws.

“Seller” means collectively, Pita General Corporation, an Illinois corporation, and AHC Tenant, Inc., a Delaware Corporation, and each of the entities listed in Exhibit A to the Purchase Agreement, as the seller under the Purchase Agreement.

ARTICLE II   ACQUISITION OF PROPERTIES

.

Section 2.1  General

. The Company shall enter into the Purchase Agreement for the acquisition of the Properties. Each Property shall be owned in a separate Company Subsidiary.

A.  Defined Terms

. As used herein, the following terms shall have the meanings set forth for the same in the Purchase Agreement: “Closing,” “Closing Date,” “Deposit,” “Escrow Agent,” and “Purchase Price.“

B.  Actions To Be Taken Under Purchase Agreement

. At all times between the date hereof and the Closing, BREA shall take all actions and make all final decisions relating to the Purchase Agreement. BREA shall keep ESC reasonably informed with respect to all matters related to the

Purchase Agreement. Without limitation on the foregoing, “Administrative Member” (as hereinafter defined) shall not enter into the Purchase Agreement or give any notice, take any action (including the making of any additional deposit and any performances in connection with the Closing) or waive any matter under the Purchase Agreement. The parties will use reasonable efforts to cooperate in order to meet the time deadlines for consents and performances by the Company under the Purchase Agreement.

Section 2.2  Representations and Warranties of ESC

. ESC hereby represents and warrants to BREA, the Company, each Company Subsidiary, and each of them, as follows:

A.  Purchase Agreement

. ESC shall not permit any oral modifications or understandings with respect to the Purchase Agreement and, without limitation, neither the Company, ESC nor any of its Affiliates shall deliver to Seller any notice or demand under or in connection with the Purchase Agreement that is not previously approved in writing by BREA. The Company or a Company Subsidiary shall be the holder of all right, title and interest to the “Purchaser” under the Purchase Agreement (including the Deposit).

B.  Due Authorization, Execution, Formation, Etc.

This Agreement and all agreements, instruments and documents herein provided to be executed or to be caused to be executed by ESC are, as of the date hereof, duly authorized, executed and delivered by and are and will be binding upon the same. ESC is a corporation duly formed, validly existing and in good standing under the laws of the state of its formation. ESC is duly authorized and qualified to enter into and do all things required of it under this Agreement and the Collateral Agreements it is executing in connection with this transaction (including compliance with all applicable doing business laws). Neither this Agreement, any Collateral Agreement nor any agreement, document or instrument executed or to be executed in connection with the same, nor anything provided in or contemplated by this Agreement or any such other agreement, document or instrument, breaches, invalidates, cancels, makes inoperative or interferes with, or results in the acceleration or maturity of, or requires any consent or authorization that has not been obtained under, any contract, agreement, lease, easement, right or interest, law or regulation to which ESC or, to the best knowledge of ESC, any of the Properties, is subject.

C.  Information Acquired From Due Diligence

. ESC shall keep BREA fully informed of all information gathered from ESC’s due diligence with respect to each Property.

D.  Competing Projects

. As of the date of this Agreement, except for the properties (the “Existing Competing Projects”) identified on Exhibit ”D,” neither ESC nor any of its Affiliates holds any interest, directly or indirectly, in any real estate (excluding personal residences) within a 15-mile radius of any Property.

Section 2.3  Representations and Warranties of BREA

. BREA hereby represents and warrants to ESC, the Company, and each Company Subsidiary, and each of them, as follows:

A.  Purchase Agreement

. BREA shall not permit any oral modifications or understandings with respect to the Purchase Agreement and, without limitation, neither the Company, BREA nor any of its Affiliates shall deliver to Seller any notice or demand under or in connection with the Purchase Agreement until BREA has consulted with ESC regarding same. The Company or a

Company Subsidiary shall be the holder of all right, title and interest to the “Purchaser” under the Purchase Agreement (including the Deposit).

B.  Due Authorization, Execution, Formation, Etc

. This Agreement and all agreements, instruments and documents herein provided to be executed or to be caused to be executed by BREA are, as of the date hereof, duly authorized, executed and delivered by and are and will be binding upon the same. BREA is a limited liability company, duly formed, validly existing and in good standing under the laws of Delaware. BREA is duly authorized and qualified to enter into and to do all things required of it under this Agreement and the Collateral Agreements it is executing in connection with this transaction (including compliance with all applicable doing business laws). Neither this Agreement nor any agreement, document or instrument executed or to be executed in connection with the same, nor anything provided in or contemplated by this Agreement or any such other agreement, document or instrument, breaches, invalidates, cancels, makes inoperative or interferes with, or results in the acceleration or maturity of, or requires any consent or authorization that has not been obtained under, any contract, agreement, lease, easement, right or interest, law or regulation, to which BREA is subject (other than as a result of its entry into this Agreement).

Section 2.4  Deposit

. The Deposit shall constitute property of the Company and shall be held and applied by the Escrow Agent pursuant to the Purchase Agreement. The parties shall use reasonable efforts to ensure that the Deposit is invested in an interest-bearing federally insured account with the Escrow Agent or such other investment as may be approved in writing by the parties. The approval of BREA shall be required for: (1) any action or omission that would result in a forfeiture or delay in the return of any portion of the Deposit; (2) the exercise of any of the Company’s rights under the Purchase Agreement to terminate the transaction and receive a refund of the Deposit; (3) the extension of the Closing Date; and (4) whether to proceed with the Closing. If the Company is entitled to a return of the Deposit under the terms of the Purchase Agreement and for any reason Seller disputes the return of the Deposit to the Company, BREA and ESC shall cause the Company to diligently pursue the refund of the Deposit. In the event of a refund of any portion of the Deposit and any interest thereon, such refund shall be delivered to the Members in accordance with their respective Company Percentages.

Section 2.5  Failure to Acquire the Properties. In the event that the Company does not acquire the Properties pursuant to the Purchase Agreement, then: (1) the Company shall engage in no other activities, (2) BREA shall cause the dissolution and orderly liquidation of the Company (subject to the completion of the activities set forth in Section 2.4 in connection with the return of the Deposit), and (3) except for the Members’ internal costs and legal expenses in connection with the negotiation of this Agreement, for which each of BREA and ESC shall bear its own costs, all due diligence costs incurred by the Members shall be reimburse by the Company; provided, however, that (x) if the failure to timely acquire the Properties is intentionally caused by facts or circumstances that constitute a breach or default of a Member or an Affiliate under this Agreement, the Purchase Agreement, or any Collateral Agreement, then such Member shall reimburse the other Member for its costs and expenses under or in connection with this Agreement and neither such defaulting Member nor any Affiliate thereof shall pursue the acquisition of any interest in the Properties for the 24-month period after the dissolution of the Company, and (y) if clause (x) does not apply and if a Member or an Affiliate acquires an interest in the Properties without the other Member or an Affiliate, or assigns or sells rights to acquire an interest in the Properties to a third party, on or before the date that is twelve (12) months after the dissolution of the Company, then the acquiring or assigning Member shall bear 100% of all Acquisition Costs and all legal costs of formation and shall promptly reimburse the other Member and its Affiliates for any such costs paid or incurred by them.

Section 2.6  Brokers

. Each Member represents and warrants to the other Member, the Company, and each Company Subsidiary, and each of them, that no broker or finder has been engaged by it in connection with any of the transactions contemplated by this Agreement or to its knowledge is in any way connected with any of such transactions (the parties acknowledging that Seller may have engaged certain brokers in connection with the Purchase Agreement, as more particularly described therein, and that Seller is responsible for all amounts due to such brokers). In the event of a “Claim” (as hereinafter defined) for a broker’s or finder’s fee or commission in connection herewith, then each Member shall, to the fullest extent permitted by applicable law, indemnify, protect, defend and hold the other Members, the Company, each Company Subsidiary, and their respective assets harmless from and against the same if it shall be based upon any statement or agreement alleged to have been made by it or its Affiliates.

Section 2.7  Project Financing. Giving due consideration to market and property conditions, BREA shall make commercially reasonable efforts to obtain Project Financing, upon such terms and conditions as are acceptable to BREA in its sole discretion; provided, however, that BREA shall consult with ESC as to the terms of such Project Financing, and in no event shall the Project Financing be secured by real property in addition to the Properties. BREA shall be responsible for the negotiation of the documents required to be executed by the Company or any Subsidiary Company pursuant to any Project Financing (the “Project Financing Documents”). All costs expended in connection with the Project Financing, including but not limited to attorneys’ fees with respect to the Project Financing Documents, shall be payable by the Company. “Project Financing” means any financing or refinancing obtained by the Company or any Company Subsidiary. The lender under the Project Financing is herein called the “Project Lender.” ESC shall, or shall cause its creditworthy Affiliates satisfactory to the Project Lender, to execute and deliver such non-recourse carve-out guaranties, environmental indemnities and other related documents (“Project Financing Guaranty Documents”) as are required by the Project Lender and approved in the reasonable discretion of ESC. Subject to Section 11.2, any amounts paid by ESC or its Affiliates pursuant to such Project Financing Guaranty Documents shall be paid by ESC in its individual capacity and not by ESC in its capacity as a Member of the Company; and any such payment or any performance under (or the execution of) the Project Financing Guaranty Documents shall not be deemed to be a Capital Contribution or loan by ESC to the Company, shall not increase ESC’s capital account or Company Percentage, and shall not entitle ESC to the recoupment of, or the payment of any interest, charge or other credit or consideration from the Company.

Section 2.8  Survival

. All warranties, representations, covenants, obligations and agreements contained in this Agreement shall survive the Closing and any and all performances hereunder. All warranties and representations shall be effective regardless of any investigation made or which could have been made by the party benefiting from such warranties and representations.

ARTICLE III   CAPITALIZATION AND LOANS BY MEMBERS

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Section 3.1  Initial Contributions By Members

.

A.  Initial Contributions

. On or about September 5, 2006, an Affiliate of BREA made the initial portion of the Deposit in the amount of $5,000,000. As a result thereof, BREA shall be deemed to have contributed $5,000,000 to the Company.

B.  Payments of Deposit. On or about October 12, 2006, BREA made a contribution to the Company of $7,150,000, and ESC made a contribution to the Company of $2,850,000, which amounts were used to fund the remainder of the Deposit required to be made under the Purchase Agreement.

C.  Acquisition Costs

. Subject to Article II, each Member shall contribute its Company Percentage of the Acquisition Costs (to the extent such Acquisition Costs are not funded by the Project Financing in connection therewith or by the Deposit) on the Closing Date. On or before the Closing Date, Administrative Member shall deliver a “Contribution Request” (as hereinafter defined) in the manner provided in Section 3.2 for such Acquisition Costs, which Contribution Request shall include a copy of the preliminary closing statement prepared in connection with the Closing and the Project Financing indicating such Acquisition Costs (the “Closing Statement”), wiring instructions to the Escrow Agent, the amount required to be funded by each Member under this subsection, and the deadline under the Purchase Agreement for receipt of such funds by the Escrow Agent. On the Closing Date, Administrative Member shall cause the Escrow Agent to deliver such funds on behalf of the Company to pay the Acquisition Costs as indicated on the Closing Statement, but only after obtaining the prior written approval of BREA and ESC of the final Closing Statement. Each Member will receive a credit towards such contribution obligations equal to the amount of Acquisition Costs previously paid or contributed by such Member.

Section 3.2  Additional Capital Contributions by the Members

. In addition to the contributions made pursuant to Section 3.1, but subject to the limitations hereinafter set forth in this Agreement (including Section 5.1B(8)), each Member shall contribute from time to time its Company Percentage (subject to Section 3.5) of the capital required to meet the financial obligations of the Company. Each contribution under this Section 3.2 is herein called a “Subsequent Contribution.” No additional capital contributions shall be required to be made by the Members other than as expressly provided in this Section 3.2.

A.  Contribution Requests

. If BREA reasonably anticipates that there will be capital requirements for any given calendar month, then, at least ten (10) business days prior to the first day of such calendar month, BREA shall submit a written contribution request for such month to the Members describing such capital requirements and meeting the requirements of this subsection A (“Contribution Request”). Each Contribution Request shall (1) describe in reasonable detail the anticipated capital requirements for such month; and (2) set forth each Member’s required contribution. BREA may submit Contribution Requests to the Members no more frequently than once each month, unless there is an emergency, in which event BREA shall immediately notify the Members in writing. Administrative Member shall have the obligation to notify BREA of anticipated capital requirements, in which event BREA may submit a Contribution Request.

B.  Deposit

. Within ten (10) business days after a Contribution Request is delivered to the Members, each Member shall contribute to the Company by deposit into the “Operating Accounts” (as hereinafter defined) the amount to be contributed by such Member under such Contribution Request.

C.  Use of Contributions

. Administrative Member acknowledges that the Operating Budget and the Capital Budget restrict disbursements to line items in cost categories (subject to the deviations permitted under Section 5.1B(3)). Administrative Member shall use the contributions made pursuant to Section 3.1 and Subsequent Contributions in conformity with the Requirements.

Section 3.3  Failure to Contribute

.

A.  Upon the failure of a Member (the “Non-Contributing Member”), for a period in excess of ten (10) days, to make its share of any required capital contribution under Section 3.1 or 3.2 (the portion thereof not contributed by or returned to such Non-Contributing Member being referred to herein as the “Deficiency”), then the other Member (the “Contributing Member”), if it has timely made its share of such capital contribution, may, in its sole and absolute discretion within ten (10) days after the expiration of the foregoing ten (10) day period, (1) withdraw its share of such contribution, in which event such Subsequent Contribution shall be deemed cancelled but the Non-Contributing Member shall not be released of its liability for damages resulting from its failure to contribute its share of the same, (2) loan to the Non-Contributing Member such Deficiency by depositing the same into the Operating Accounts, or (3) contribute to the Company such Deficiency by depositing the same into the Operating Accounts, which contribution shall reduce the Non-Contributing Member’s Company Percentage pursuant to subsection D below. If the Contributing Member fails, within such ten (10) day period, to deposit the Deficiency into the Operating Accounts, then it shall be deemed to have elected to proceed under clause (1) above and the Company shall promptly return to the Contributing Member its share of such contribution.

B.  If the Contributing Member proceeds under clause (2) of subsection A above, then the Non-Contributing Member shall be deemed to have contributed the Deficiency and the loan (which shall be called a “Default Loan”) shall bear interest at the “Applicable Rate” (which, as used herein, means, from time to time, the lesser of (A) 20% per annum, compounded annually, or (B) 10% per annum in excess of the prime rate of interest publicly announced by Citibank, N.A, compounded annually, but not less than 15% per annum, compounded annually, but not more than the maximum amount allowable under applicable law), and shall be due and payable ten (10) days after the date made. Notwithstanding the provisions of Section 4.1, all distributions which would otherwise be made to the Non-Contributing Member shall be paid instead to the Contributing Member that makes such Default Loan until the Default Loan (and all interest thereon) has been paid in full. Any such payments and distributions shall be deemed to have been distributed to the Non-Contributing Member and then turned over in payment of such Default Loan. All payments shall be applied first to interest and then to principal.

C.  If a Default Loan (including all interest thereon) to ESC is not fully paid when due (i.e., within ten (10) days), then an event shall be deemed to have occurred under Section 7.2A(2) entitling BREA to deliver a “Termination Notice” (as hereinafter defined). Notwithstanding the foregoing, BREA shall not be permitted to deliver a Termination Notice with respect to a Default Loan that results from a Contribution Request made upon BREA’s decision pursuant to its rights under 0, unless such Contribution Request is made in connection with an emergency or for necessary capital contributions (e.g., to meet the requirements of any Project Financing, to pay any applicable taxes, to prevent physical waste to any Property).

D.  If the Contributing Member proceeds under clause (3) of subsection A above, then the Company Percentages of the Members shall be recalculated and reset as of such time based upon the ratio of all contributions made by a Member (irrespective of any contributions that may have been previously returned to a Member) to all contributions made by all of the Members (irrespective of any contributions that may have been previously returned to a Member). Notwithstanding the foregoing, however, any capital contributions which are made by ESC pursuant to Section 3.5 and are attributable to distributions under the “Promote Clauses” (as hereinafter defined) shall not be considered as capital contributions for purposes of the foregoing calculation. To the extent that the Company Percentage of ESC is reduced under this subsection D, the percentages set forth in clause (2) of Section 4.1B, clause (2) of Section 4.1C and clause (2) of Section 4.1D shall be reduced in the same proportion (as the proportionate reduction in ESC’s Company Percentage) and the corresponding percentages in clause (1) of Section 4.1B, clause (1) of Section 4.1C and clause (1) of Section 4.1D shall be increased accordingly.

E.  The rights of the Company and its Members pursuant to this Section 3.3 are not exclusive and shall not be deemed to waive any other right or remedy of the Company or any Member under this Agreement, at law or in equity, against any Non-Contributing Member for failure to make any required capital contribution.

Section 3.4  Member Loans

. Except as set forth in Section 3.3 above, no loan to the Company or any Company Subsidiary shall be made by a Member without the prior written consent of all of the Members.

Section 3.5  Contributions After Profit Distributions

. Notwithstanding anything to the contrary in this Agreement, if any contribution or Member loan is to be made after any amount has been distributed under Section 4.1B, then such contribution or Member loan shall be made in accordance with the Members’ respective proportionate shares of the distributions made under each subsection of Section 4.1 (in reverse order) unless (and until) on the date of such contribution or Member loan, (1) the aggregate amount of contributions and Member loans then or theretofore made in accordance with such proportionate shares by reason of this Section 3.5 equals (2) the aggregate amount of distributions then or theretofore made under such subsection.

ARTICLE IV   DISTRIBUTIONS

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Section 4.1  Distributions

. Subject to Sections 3.3, 4.4, 4.5 and 7.2 (and except as provided in Article V of the “Tax Exhibit” [as hereinafter defined]), each distribution of “Distributable Cash” (i.e., the amount of cash the Members approve as being available for distribution, after taking into account the future capital requirements of the Company and any restrictions under the loan documents of the Company and the Company Subsidiaries) shall be made as follows:

A.  First Level

. All such Distributable Cash shall first be distributed, in preference and priority to any other distribution of Distributable Cash, to BREA and ESC in accordance with their respective relative Company Percentages until there shall have been distributed to BREA from such Distributable Cash under this subsection A an amount equal to the then “15% IRR Deficiency” (as defined in Exhibit ”E” [the “IRR Exhibit”]); and there shall be no distributions of Distributable Cash under subsection B, C or D below at any time when there is a positive 15% IRR Deficiency.

B.  Second Level

. The balance, if any, of such Distributable Cash remaining after the distributions pursuant to subsection A above shall be distributed to BREA and ESC, as follows: (1) 85% to BREA and ESC in accordance with their respective relative Company Percentages; and (2) the remaining 15% to Administrative Member; until there shall have been distributed to BREA from such Distributable Cash under this subsection B an amount equal to the then “20% IRR Deficiency” (as defined in the IRR Exhibit); and there shall be no distributions of Distributable Cash under subsection C or D below at any time when there is a positive 20% IRR Deficiency;

C.  Third Level

. The balance, if any, of such Distributable Cash remaining after the distributions pursuant to subsections A and B above shall be distributed to BREA and ESC, as follows: (1) 80% to BREA and ESC in accordance with their respective relative Company Percentages; and (2) the remaining 20% to Administrative Member; until there shall have been distributed to BREA from such Distributable Cash under this subsection C an amount equal to the then “25% IRR Deficiency” (as defined in the IRR Exhibit); and there shall be no distributions of Distributable Cash under subsection D below at any time when there is a positive 25% IRR Deficiency; and

D.  Fourth Level

. The balance, if any, of such Distributable Cash remaining after the distributions pursuant to subsections A, B and C above shall be distributed to BREA and ESC, as follows: (1) 75% to BREA and ESC in accordance with their respective Company Percentages; and (2) the remaining 25% to Administrative Member.

The net cash portion or net proceeds from (i) a sale of the Properties or any part thereof, (ii) a refinance of any Property, (iii) a sale of all of the membership interests in any Company Subsidiary, (iv) a sale of all of the ownership interests in the Company, together with all installments and payments of cash (including interest) of or against any deferred portion of such purchase price, shall be distributed in accordance with the levels provided above, with each person or entity entitled to payment under a level receiving the entire amount of such cash until the sum payable under such level shall have been discharged in cash.

Section 4.2  Timing of Distributions

. Except for distributions of Distributable Cash with respect to a sale, financing or other capital event (which shall be distributed within one (1) business day after such capital event or as soon thereafter as is reasonably practicable), distributions of Distributable Cash shall be made on a monthly basis concurrently with the date the “Periodic Report” (as hereinafter defined) for such month is required to be delivered pursuant to this Agreement, unless otherwise agreed by the Members. At BREA’s request, distributions of proceeds from a capital event shall be made directly from the closing (whether through a closing escrow or otherwise) of such capital event. Each Periodic Report shall include a calculation by Administrative Member of the amount of Distributable Cash for such month and a calculation by Administrative Member of the respective distributions to the Members pursuant to this Article IV (such calculation of the distributions to be made as of the first day of the month immediately succeeding such calendar month). Notwithstanding the foregoing, there shall be no distributions under the Promote Clauses during the period, if any, from the date a notice of default is given to Administrative Member or ESC in its capacity as property manager under a Management Agreement, until the date such default is cured, and from the date a Termination Notice is given to the date the Termination Notice becomes effective (or the arbitrator determines that it is not effective);

Section 4.3  Distributions of Capital

. Except as expressly provided in this Agreement or as otherwise agreed by the Members, no Member shall be entitled to withdraw capital or to receive distributions of or against capital without the prior written consent of, and upon the terms and conditions agreed upon by, the Members. Each Member shall look solely to the assets of the Company for return of such Member’s capital contributions.

Section 4.4  Limitation on Distributions

. Notwithstanding any other provision of this Agreement, neither the Company, nor the Administrative Member on behalf of the Company, shall make a distribution to a Member on account of its interest in the Company if such distribution would violate Section 18-607 of the Act or other applicable law.

Section 4.5  Adjustment to Promote Clauses

. Notwithstanding the provisions of Section 4.1 to the contrary, in the event of a sale of fifty percent (50%) or more of BREA’s membership interests in the Company in which ESC does not invoke its “tag along” rights under Section 10.4 (a “BREA Sale”), BREA shall be deemed to have sold its membership interest in the Company, or a portion thereof (in the event of a sale of less than all of its membership interest), and ESC shall be deemed to have sold its right to receive distributions pursuant to the Promote Clauses, or a portion thereof (in the event of a sale of less than all of BREA’s membership interest), and the net proceeds of the BREA Sale shall be paid to BREA and ESC as follows: (i) the net proceeds from the BREA Sale shall be “grossed up” (the “Grossed Up Sale Price”) by dividing such amount by the Company Percentage transferred by BREA (the “Transferred Percentage”), (ii) ESC shall receive an amount equal to the Transferred Percentage multiplied by the amount ESC would have received in respect of the Promote Clauses if the Grossed Up Sale Price were then distributed as Distributable Cash pursuant to Section 4.1, and (iii) BREA shall receive the balance of the net proceeds of the BREA Sale. Thereafter, (i) any transferee of BREA’s membership interest in the Company shall be entitled to receive the Transferred Percentage of all distributions of Distributable Cash, and (ii) all remaining Distributable Cash shall then be distributed to BREA and ESC pursuant to Section 4.1.

ARTICLE V   POWERS, RIGHTS AND DUTIES OF MEMBERS

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Section 5.1  Authority of Members

. Management of the Company shall be vested in the Members in accordance with this Agreement.

A.  Authority of ESC as Administrative Member

. Except as otherwise provided in this Agreement, ESC shall act as the Administrative Member of the Company (the “Administrative Member”) and shall have the duty and authority, on behalf of the Company, to do all things appropriate to the accomplishment of the purposes of the Company, subject to and in accordance with the Requirements. It is acknowledged that the initial Budget is preliminary in nature; ESC shall deliver a final initial Budget for BREA’s review and approval within ninety (90) days after the Closing.

B.  Major Decisions

. Administrative Member shall use diligent efforts to keep BREA fully informed regarding all material matters relating to the Company, each Company Subsidiary and their respective operations and assets (and such other specific matters as BREA may reasonably request from time to time) and shall so consult on a monthly basis and at all reasonable times requested by BREA, and without limitation on the foregoing, shall promptly inform BREA with respect to any major or significant matters, including “Major Decisions” (as hereinafter defined), so that BREA may exercise its rights under this Agreement. Each of the following matters (“Major Decisions”) shall require the prior written approval of ESC and BREA (and may be proposed by either Member):

(1)  Subject to Section 5.1B(3), the adoption of, and any supplement to, revision of, or deviation from the Budget in any material respect, and any activity by the Company or any Company Subsidiary which is inconsistent with the Budget in any material respect and (except as provided in clause (3) below) any expenditure by the Company or any Company Subsidiary which is inconsistent with the Budget.

(2)  Without limitation on subsection B(1) above, the adoption of, and any supplement to, or revision of, each Budget.

(3)  Without limitation on subsection B(1) above, but subject to this subsection B(3), any deviation from or expenditure inconsistent with the Operating Budget and Capital Budget (or the entry into any agreement requiring such deviation or expenditure). The consent of BREA to an expenditure payable to an unrelated third party exceeding the amount specified for such expenditure in the Operating Budget shall not be required in any of the following circumstances: (a) Administrative Member, in its reasonable judgment, deems there to be an emergency requiring such expenditures to effectuate immediate action necessary for the protection of the assets of the Company or any Company Subsidiary or to avoid property damage or personal injury or to preserve the well being of residents in the Property (b) such expenditure would not cause the aggregate amount of the expenses (excluding the expenses described in clause (c) below) within the Operating Budget to exceed 105% of the entire amount of budgeted expenses (excluding the expenses described in clause (c) below) in the Operating Budget (taking into account the amounts expended to date and reasonably anticipated expenses); or (c) expenditures for real property taxes and assessments and utilities. The provisions of clause (b) above are intended to be in lieu of any contingency category that covers, in whole or in part, costs of the types described in any of the other categories under the Operating Budget (so that excess costs in a specific category might be covered by such contingency category) and accordingly, there shall be no such contingency line item in the Operating Budget; the provisions of clause (b) above are not intended, however, to be in lieu of a contingency category for unanticipated costs that are not of the types described in other categories under the Operating Budget. Notwithstanding the foregoing, if the Administrative Member reasonably believes that any Budget excess related to variable expenses shall be corrected prior to the end of the applicable fiscal year, or that such excess is proportionately offset by non-forecasted revenue gains (without any decrease in applicable profit margins), then such excess shall not be considered for the purposes of Default under this section or any other section until such fiscal year is concluded and reconciled. In the event the reconciliation demonstrates that the Budget excess related to variable expenses was corrected prior to the end of the such fiscal year, or was proportionately offset by non-forecasted revenue gains (without any decrease in applicable profit margins), then any penalty or default under this Agreement related to such excess shall be waived by BREA or any other Member seeking to enforce such provisions. Administrative Member shall promptly notify BREA, both by telephone and in writing, of each permitted Budget deviation made pursuant to this subsection (3) and shall promptly supply BREA with such information with respect thereto as BREA may reasonably request.

(4)  The entry into any construction, development or other agreement which provides for a term greater than three (3) months (unless terminable by the Company or the applicable Company Subsidiary without cause or penalty upon thirty (30) days’ notice to the other party) or contemplates an aggregate amount to be spent by the Company or a Company Subsidiary under such agreement in excess of $50,000 (and a series of related agreements for amounts less than $50,000 shall be construed as a single agreement for purposes of this subsection (4)); or any termination or material modification to any of the foregoing.

(5)  Except as expressly provided in the Budget or in the applicable Management Agreement, any lease of space in a Property and the terms thereof; or any termination or material modification of any such lease.

(6)  Any transaction or matter that is not in the ordinary course of the Company’s or any Company Subsidiary’s business relating to the Property, including (a) any action or agreement with respect to any new projects or acquisition of any property by the Company or any Company Subsidiary other than the Property; (b) any capital transaction (including any sale, financing or refinancing of the assets of the Company or any Company Subsidiary or any portion thereof) and the terms thereof; (c) any pledge, mortgage, encumbrance, or grant of a security interest in, any assets of the Company or any Company Subsidiary; or (d) any activity, that is not contemplated by, or is materially inconsistent with, the Budget.

(7)  Any agreement or other transaction or allocation among two or more of the Company and the Company Subsidiaries; and any agreement, compensation or reimbursement to, or other transaction with any Affiliate of Administrative Member or any other person or entity with which Administrative Member or any of its Affiliates has a significant business relationship.

(8)  The amount of, whether and when to make, contributions to the Company or any Company Subsidiary and distributions by the Company or any Company Subsidiary, including the determination of the amount of reserves to be maintained by the Company or any Company Subsidiary.

(9)  Any litigation, arbitration or settlement involving the Company’s or a Company Subsidiary’s assets.

(10)  All income tax elections, tax returns and tax audits.

(11)  Any construction within the Property, including the establishment of and any material amendment or supplement to the plans and specifications for such construction work.

(12)  The engagement of attorneys, accountants, consultants and other professionals.

(13)  The determination of what zoning, variances, map approvals, entitlements, permits or other governmental approvals to obtain for the Property and what payments and obligations (including concessions by, and restrictions on, the Company, any Company Subsidiary or any of their respective assets or the Property) will be incurred in connection therewith.

(14)  The insurance program for the Company or any Company Subsidiary, including insurers, coverages and policy amounts; provided that, in the event of a disagreement, the Company or any Company Subsidiary shall implement the insurance program proposed by BREA.

(15)  Subject to Section 7.1 below, any modification or termination of any Management Agreement.

(16)  Extension of the term of the Company or any Company Subsidiary.

(17)  Any act in contravention of this Agreement or which would make it impossible to carry on the business of the Company or any Company Subsidiary.

(18)  Possession of any Company or Company Subsidiary assets or assignment of the rights of the Company in specific assets of the Company or any Company Subsidiary for other than the purpose of the Company or such Company Subsidiary.

(19)  Admission of a person or entity as a Member, manager or otherwise to the Company or a Company Subsidiary, except as expressly permitted in this Agreement.

(20)  The merger or consolidation of the Company or any Company Subsidiary with any other entity.

(21)  Any assignment by the Company or any Company Subsidiary for the benefit of creditors or any guarantee, indemnity bond or surety bond by the Company or any Company Subsidiary.

(22)  A loan by the Company or any Company Subsidiary to any Member or third party or the extension of credit to any person, firm or corporation, on behalf of the Company or any Company Subsidiary.

(23)  Confession of any judgment on behalf of the Company or any Company Subsidiary.

(24)  The filing on behalf of the Company or any Company Subsidiary of any petition, or consent to the appointment of a trustee or receiver or any judgment or order, under state or federal bankruptcy laws.

(25)  Distribution of any property in kind to any Member.

(26)  The employment of employees of the Company or any Company Subsidiary (it being understood that ESC is to have its own employees).

(27)  Any action outside the purposes specified in Section 1.4.

(28)  Press releases for the Property, the Company or any Company Subsidiary, subject to ESC’s disclosure obligations as a public company, provided that ESC shall consult with BREA as to content before making any such press releases related to the Company, any Company Subsidiary, or any Property.

(29)  Any other decision or action which requires the approval of BREA or the Members as provided elsewhere in this Agreement or which materially affects the Company, any Company Subsidiary or any of their respective assets or operations thereof.

Any matter that is included under any of the foregoing clauses under this subsection B shall be a Major Decision even if it is not covered by (or excluded from) any other clause under this subsection B (so that, for example, if a Budget contemplating a $200,000 construction contract is approved under subsection B(2) above, then the contract remains subject to approval under subsection B(4) above).

C.  BREA Override Rights

. Notwithstanding anything to the contrary herein, but excepting Section 5.1B(6)(a), (6)(c) (except as it relates to a Project Financing), (6)(d), (9) (17), and (19) through (24) above, in the event that the Members do not agree in writing on any Major Decision for a period of five (5) business days (but if a decision must be made in order to meet a deadline or BREA otherwise determines in its good faith judgment that a matter is urgent, then such period shall be reduced to one (1) business day) after written notice from BREA, the decision of BREA regarding such Major Decision shall be final and binding on the Company and any applicable Company Subsidiary (and BREA shall have the right, acting alone, to implement such Major Decision on behalf of the Company [subject to compliance with the requirements of any Project Financing] and any applicable Company Subsidiary and ESC shall take such action as BREA reasonably requests in connection with the same), provided that in the event the action is contrary to ESC’s written recommendation based upon ESC’s good faith judgment, BREA will waive any claims it may have against ESC with regard to any adverse impacts or effects resulting solely from ESC’s taking such action at BREA’s insistence.

D.  Required Signatures

. BREA’s signature (or a written consent granting Administrative Member sole authority to sign) shall be required for all contracts (including documents related to the sale, financing or transfer of any portion of the assets of the Company or any Company Subsidiary) entered into by or on behalf of the Company or any Company Subsidiary (and only BREA’s signature shall be required for contracts that constitute a Major Decision if Administrative Member has previously executed a written consent granting the BREA authority to execute such contract); provided, however, that only Administrative Member’s signature will be required for contracts and agreements that are provided for in the Operating Budget or Capital Budget, in addition to ordinary and customary regulatory and corporate filings related to obtaining and maintaining healthcare licenses, and operating licenses and permits, and are permitted to be entered into without the consent of BREA under this Agreement.

E.  Authorization of the Acquisition and Loan

. The Company and, as applicable, the Company Subsidiaries are authorized and directed to execute and deliver appropriate conveyance instruments in connection with the consummation of the acquisition of the Properties contemplated by the Purchase Agreement (the “Conveyance Documents”), and the Credit Agreement, the Note, and other documents entered into in connection with the Loan (collectively, the “Loan Documents”). The execution and delivery of the Conveyance Documents and the Loan Documents by the Administrative Member on behalf of the Company and, as applicable, the Company Subsidiaries, is hereby ratified and confirmed as the duly authorized action of the Company and, as applicable, the Company Subsidiaries. Furthermore, the Company, and, as applicable, the Company Subsidiaries are hereby authorized and directed to do any and all things deemed necessary or advisable and in the best interest of the Company in connection with the Loan, and are each hereby severally authorized and directed to execute and deliver appropriate loan instruments in the name of the Company or, as applicable, the Company Subsidiaries, in favor of the Lender in connection with the Loan, and to execute and deliver appropriate instruments of whatever kind or character and to execute and deliver all instruments, documents, certificates and agreements in this connection required by Lender. Only the Administrative Member’s signature, on behalf of the Company (on its own behalf or in its capacity as sole member of each of the Company Subsidiaries), shall be required to bind the Company and/or the Company Subsidiaries, as applicable, with respect to the Conveyance Documents and the Loan Documents.

F.  Affiliate Transactions

. Notwithstanding anything to the contrary herein (but without limitation on the approval rights under Section 5.1B), but subject to Section 7.1, if there is a contract between the Company or any Company Subsidiary, on the one hand, and a Member or an Affiliate of a Member, on the other hand, then the other Member shall have the right unilaterally (but not the obligation) to make any decision by the Company with respect to such Affiliate contract (as party to the contract or as the sole member of such Company Subsidiary) to exercise any right or remedy by reason of a default, terminate, extend, modify or agree to a waiver or forbearance. Any other approval, consent or other determination to be made by the Company or such Company Subsidiary under such contract shall be subject to the approval of both Members. If a contract with an Affiliate is terminated, any substitute contract shall be with a third party reasonably satisfactory to the Members.

G.  Limitations of Activities

. The Company shall comply with the provisions provided in Exhibit “I” attached hereto and incorporated herein by reference (the “Special Purpose Provisions”) which are being adopted to comply with certain provisions required to qualify the Company as a “single purpose entity”. Notwithstanding anything to the contrary in this Agreement or in any other document governing the formation, management or operation of the Company, for so long as any Obligation is outstanding, neither Member nor the Company shall amend, alter, change any of Exhibit “I” or any other provision of this or any other document governing the formation, management or operation of the Company in a manner that is inconsistent with any of the Special Purpose Provisions, unless the Lender consents in writing. Subject to this Section 5.1G, provisions contained in this Agreement may be amended, altered or changed in accordance with Section 11.7. In the event of any conflict between any of the Special Purpose Provisions and any other provision of this or any other document governing the formation, management or operation of the Company, the Special Purpose Provisions shall control.

H.  Independent Manager

. As long as any Obligation is outstanding, the Member shall cause the Company at all times to have at least one (1) Independent Manager who will be appointed by the Company. To the fullest extent permitted by law, including Section 18 1101(c) of the Act, the Independent Manager shall consider only the interests of the Company and its creditors in acting or otherwise voting on a Material Action. Subject to this Section 5.1H, the Company may remove, with or without cause, the Independent Manager. No resignation or removal of the Independent Manager, and no appointment of a successor Independent Manager, shall be effective until such successor shall have accepted his or her appointment as an Independent Manager by a written instrument, which may be a counterpart signature page to this Agreement as required by this Section 5.1H. In the event of a vacancy in the position of Independent Manager, the Member shall, as soon as practicable, appoint a successor Independent Manager. All right, power and authority of the Independent Manager shall be limited to the extent necessary to exercise those rights and perform those duties specifically set forth in this Agreement and the Independent Manager shall have no authority to bind the Company. Except as provided in the second sentence of this Section 5.1H, in exercising its rights and performing its duties under this Agreement, the Independent Manager shall have a fiduciary duty of loyalty and care similar to that of a director of a business corporation organized under the General Corporation Law of the State of Delaware. No Independent Manager shall at any time serve as trustee in bankruptcy for any Affiliate of the Company. By signing this Agreement, an Independent Manager agrees that, should such Independent Manager become a Special Member, such Independent Manager will be subject to and bound by the provisions of this Agreement applicable to a Special Member.

I.  Appointment of Independent Manager

. Cheryl A. Tussie is hereby appointed as an Independent Manager of the Company, and hereby accepts such appointment and agrees to act as an Independent Manager as set forth herein. Further, Cheryl A. Tussie hereby represents and warrants that he or she meets the requirements contained in the definition of Independent Manager set forth in Exhibit “I” attached hereto and acknowledges that the Company is relying on such representation and warranty.

Section 5.2  Compensation

. Except for the fees or other sums payable as provided under the Management Agreement, neither ESC nor BREA, nor any Affiliate thereof shall receive any fee or other compensation in connection with the performance by it of its obligations under this Agreement, it being the intent of the Members that the distributions to ESC under the Promote Clauses shall be full compensation to ESC for its duties as Administrative Member under this Agreement. Investment Maintenance Costs and Administrative Member Costs shall be at the sole expense of the Company and shall be reimbursed promptly by the Company to BREA and ESC (or their respective Affiliates), as applicable, provided such third party expenses are without duplication of any other amounts paid or reimbursable by the Company. All third party expenses incurred by ESC (or its Affiliates) on behalf of or relating to the Company are reimbursable by the Company only to the extent, if any, specifically enumerated and payable under the Operating Budget, this Agreement or the Management Agreement.

Section 5.3  Certain Obligations of Administrative Member

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A.  Generally

. Administrative Member shall fully and faithfully discharge its obligations and responsibilities, shall devote such time and attention to affairs of the Company and the Company Subsidiaries as may be reasonably necessary for the proper management and supervision of the business of the Company and the Company Subsidiaries and the discharge of its duties under this Agreement. Administrative Member shall, at all times, exercise good faith and shall use diligent and professional efforts to promote and protect the best interests of the Company and the Company Subsidiaries (without consideration being made to the separate interests of any particular Member, including the effect of any action or omission upon the distributions provided for in Article IV). Administrative Member shall diligently and continuously pursue the operation of the Properties consistent with the Budget and in accordance with its reasonable professional business judgment.

B.  Project Administration

. Without limitation on the foregoing or other provisions of this Article V, Administrative Member shall use commercially reasonable efforts to coordinate and manage the operation, leasing, and marketing of the Properties to prospective residents within the time schedules set forth in, and in full compliance with, all Requirements. Administrative Member’s obligations shall include the obligations set forth in Exhibit ”F” (the “Administrative Obligations Exhibit“).

C.  Books and Records

. Administrative Member shall cause to be kept proper and complete records and books of account in which shall be entered fully and accurately all transactions and other matters relating to the business of the Company or the Company Subsidiaries as are usually entered into such records and books of account kept for businesses of a like character. The records and books of the Company or the Company Subsidiaries shall be kept on an accrual basis in accordance with generally accepted accounting principles (“GAAP“), except as the Members may otherwise determine. At all times, such books and records shall be available at the Administrative Member’s principal place of business for inspection, examination, photocopying or audit by any Member, or the duly authorized representative thereof, during reasonable business hours and upon reasonable advance notice for any purpose reasonably related to such Member’s interest as a Member.

D.  Reports

. Administrative Member shall provide the Members with reports as follows (with a breakdown for each Company Subsidiary, if applicable):

(1)  Annual financial statements (balance sheet and income statement) in a format acceptable to BREA including a combining schedule for each of the Company Subsidiaries within ninety (90) days of the end of the fiscal year, audited by the “Company’s Accountants“ (i.e., KPMG or another independent nationally recognized accounting firm approved by the Members).

(2)  Copies of the Company’s annual federal and state income tax returns as prepared by the Company’s Accountants together with a copy of that certain IRS form commonly referred to as a “Schedule K-1,” (if applicable) plus a copy of any applicable state equivalents, within one hundred and twenty  (120) days following the end of each fiscal year.

(3)  A monthly report for each calendar month, certified by Administrative Member to be true, accurate and complete in all material respects, and submitted to BREA within thirty (30) days of the end of each such calendar month (the “Periodic Report“). Each Periodic Report shall be in accordance with GAAP and consistent with the financial statement format to be delivered under subsection D(1) above, unless a deviation is approved by BREA, and shall include the following: (a) an operating statement and report of financial condition of the Company and each Company Subsidiary for such period, including combining financial statements for each of the Company Subsidiaries; (b) a statement containing Administrative Member’s estimate of the amount needed to be contributed by the Members pursuant to Article III for the succeeding month; (c) a variance report, comparing actual costs and expenses and revenues with budgeted costs and expenses and revenues on a category basis along with a reasonably detailed explanation of all material or significant variances and all changes in any time schedules relating thereto; (d) an occupancy report, and a current rent roll; and (e) if applicable, a calculation by Administrative Member of the amount of Distributable Cash for the preceding calendar month and a calculation by Administrative Member of the respective distributions if any, to Members pursuant to Article IV, including a calculation of the IRR Deficiency amounts, if any.

(4)  The reports described on the Administrative Obligations Exhibit “F.”

(5)  Such other reports as may be required by the lenders of the Company or any Company Subsidiaries.

(6)  Such other reports as BREA shall reasonably require, provided that the cost of preparing same shall be borne by the Company and shall be included in Administrative Member Costs.

E.  Working Capital Reserve and Other Reserves

. Administrative Member shall cause and maintain reasonable reserves as set forth in the applicable approved Operating Budget for future costs, expenses and payments or for substantial costs (including capital repairs, improvements and replacements), to the extent the payment of such costs is not contemplated by other reserves maintained by or on behalf of the Company, any Company Subsidiary or any Project Lender and the amount of such reserves is approved by BREA.

F.  Company Accounts

. All funds of the Company shall be deposited by Administrative Member into one or more federally insured operating accounts (collectively, the “Operating Accounts“). Administrative Member shall transfer portions of the balance of the Operating Accounts which are not immediately needed to pay for operations of the Company (whether in order to make a contribution to any Company Subsidiary or otherwise) from time to time to a bank controlled investment account (that invests in high grade commercial paper) in accordance with sound cash management principles (“Money Market Account“). If there are Company Subsidiaries, each shall deposit, or cause to be deposited, the revenues of the Properties into one of the Operating Accounts. The Operating Accounts and Money Market Account (collectively, the “Accounts“) shall be maintained in the name of the Company with a money center financial institution approved by BREA. The funds within the Accounts shall be segregated from, and not commingled with any accounts of any Member or Affiliate thereof, or any other accounts that the Members may hereafter establish for the Company or any Company Subsidiary from time to time. The investment of the funds within the Accounts shall be directed by Administrative Member, subject to the approval by BREA. Withdrawals from the Accounts shall be made upon such signature or signatures as Administrative Member may designate (provided that such signatories are approved by BREA), and shall be made only in connection with expenses related to the Company assets (including contributions to a Company Subsidiary) which are in conformance with the Requirements.

Section 5.4  Other Activities

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A.  Generally

. Except as otherwise provided in this Agreement or in any agreement among one or more of the Members or their Affiliates: (1) each Member recognizes that the other Member has an interest in investing in, developing, constructing, operating, transferring, leasing and otherwise using real property and interests therein for profit, and engaging in any and all activities related or incidental thereto and that each will make other investments consistent with such interests; (2) neither the Company nor any Company Subsidiary nor any Member shall have any right by virtue of this Agreement or the relationship created hereby in or to any other ventures or activities in which any Member is involved or to the income or proceeds derived therefrom; (3) the pursuit of other ventures and activities by any Member, even if competitive with the business of the Company or any Company Subsidiary, is hereby consented to by the other Member and shall not be deemed wrongful or improper; (4) no Member and no Affiliate of a Member shall be obligated to present any particular investment opportunity to the Company, even if such opportunity is of a character which, if presented to the Company or any Company Subsidiary, could be taken by the Company or any

Company Subsidiary; and (5) each Member and each Affiliate of a Member shall have the right to take for its own account, or to recommend to others, any such particular investment opportunity.

B.  Anti-Competition Covenant

. ESC shall not attempt, either directly or through an Affiliate, to (1) except in connection with a Permitted Portfolio Acquisition or the Existing Competing Projects, acquire an interest in, develop, operate or manage any property that is or will be in competition with the Properties in its immediate marketing area, except for the benefit of the Company or any Company Subsidiary so long as the Company or any Company Subsidiary owns any portion of the Properties; (2) except with respect to any Existing Competing Projects, develop any property within a 15-mile radius of the Properties in competition with the Properties; (3) divert any person that is a then existing or potential resident at any of the Properties or treat any Existing Competing Projects or any properties acquired as part of a Permitted Portfolio Acquisition in a manner which is less favorable to the Properties or the Company. BREA shall not develop any senior housing property within a 15 mile radius of the Properties in competition with the Properties.

Section 5.5  Liability of Members

. Subject to the provisions of any other agreement to which the Members are parties, and except for the obligations to a Member or Members or the Company or any Company Subsidiary imposed under such other agreement, no Member shall be liable, responsible or accountable in damages or otherwise to the Company or any Company Subsidiary or the other Member for any action taken or failure to act by such Member in its business judgment on behalf of the Company within the scope of the authority conferred on it by this Agreement unless such action or omission constitutes a matter as to which such Member is obligated to indemnify the Company under Section 5.7. Unless otherwise agreed upon in writing by the Members, to the fullest extent permitted by the Act: (1) no Member, nor Special Member, nor Independent Manager, shall be liable for the debts, liabilities, contracts or any other obligations of the Company or a Company Subsidiary, (2) the Members shall be liable to make contributions (or, if applicable, loans) only to the extent required under this Agreement, (3) and, without limitation, except as approved by the Members, any indemnification obligation of the Company hereunder shall be limited to the assets of the Company, and (4) no Member shall have personal liability for the repayment of the contributions or loans of any other Member, except as may be expressly required under this Agreement. Except as expressly provided in this Agreement, nothing in this Agreement shall confer any rights or remedies under or by reason of this Agreement on any person or entity other than the Members and their respective successors and assigns, nor shall anything in this Agreement relieve or discharge the obligation or liability of any third person to any party to this Agreement, nor shall any provision of this Agreement give any third person any right of subrogation or action over or against any party to this Agreement. Without limitation on the foregoing, to the fullest extent permitted by the Act, no third party shall have any right to enforce any contribution obligation on a Member. In no event shall any Member have any fiduciary duty to the Company or to any other Member, except for ESC’s fiduciary duty to the Members, the Company and the Company Subsidiaries in its capacity as property manager for the Properties.

Section 5.6  Indemnity of Members

. The Company shall, to the fullest extent permitted by applicable law, indemnify, defend and hold each Member harmless from and against any Claims suffered or sustained by it by reason of any acts, omissions or alleged acts or omissions by such Member on behalf of the Company within the scope of authority conferred on it by this Agreement or arising from the fact that such Member is a Member of the Company; provided that the acts or omissions or alleged acts or omissions upon which such actual or threatened action, proceeding or claim is based were in good faith in accordance with its business judgment and did not constitute a matter as to which such Member is obligated to indemnify the Company under Section 5.7.

Section 5.7  Indemnification by Members

. Each Member shall, to the fullest extent permitted by applicable law, indemnify, defend and hold the Company, each Company Subsidiary, the other Member, and the assets of the Company and each Company Subsidiary, harmless from and against any and all Claims suffered or sustained by it by reason of any act or omission constituting (a) breach or default by such Member or any Affiliate under this Agreement or any Collateral Agreement (including a breach of any representation or warranty by such Member or any Affiliate under this Agreement or any Collateral Agreement) or (b) gross negligence or willful misconduct by such Member or any Affiliate.

Section 5.8  Contractual Duties Prevail

. To the extent that, at law or in equity, a Member has duties (including fiduciary duties) and liabilities relating thereto to the Company or any Company Subsidiary or to the other Member, a Member acting pursuant to this Agreement shall not be liable to the Company or any Company Subsidiary or to any other Member except to the extent provided in Section 5.5. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Member otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such Member.

Section 5.9  BREA Review

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A.  Development Consultant

. BREA reserves the right to retain a consultant (“Consultant“), at the Company’s expense, as BREA’s consultant in connection with the Properties (including any remediation, development or construction with respect to the Properties), in order to advise BREA in connection with all approvals requested of BREA under this Agreement, and the administration of all Contribution Requests. If Consultant is retained, he shall be furnished with copies of all information, reports, documents, notices and other materials required to be provided to BREA pursuant to this Agreement, at the same time furnished to BREA. In addition, BREA shall have the right by written notice to ESC to cause ESC to furnish certain of such information, reports, documents, notices or other materials solely to Consultant.

B.  BREA Approvals

. BREA’s approval of any matter in connection with this Agreement shall be for the sole purpose of protecting BREA’s investment in the Company, and shall not constitute a waiver of any default by Administrative Member or its Affiliates under this Agreement or any Collateral Agreement (unless such waiver is expressly made by BREA in writing with specific reference to such default and agreement) or a representation by BREA of any kind with regard to the matter being approved; provided, however, that the foregoing shall not limit Administrative Member’s right to rely on any written approval of BREA under this Agreement as constituting BREA’s approval under this Agreement. BREA is under no duty to visit any portion of the Properties or to supervise or observe construction or to examine any books or records. No site visit, observation or examination by BREA shall impose any liability on BREA, result in any waiver of any default by Administrative Member under this Agreement, or constitute a representation that any of the assets of the Company or any Company Subsidiary complies or will comply with any of the Requirements or that any construction is free from defective materials or workmanship. Neither Administrative Member nor any other party is entitled to rely on any site visit, observation or examination by BREA, and BREA assumes no personal responsibility for any negligent or defective design or construction. BREA shall have the right to contact representatives of the local, state and other governmental authorities having jurisdiction over any part of the Properties, or engineers, architects, contractors, suppliers or other third parties involved with the Properties, in order to verify compliance by Administrative Member with this Agreement.

Section 5.10  Management Agreement. The Members hereby approve of the form of Management Agreement (the “Management Agreement“) attached as Exhibit “G.” A separate Management Agreement in such form shall be executed with respect to each Property with ESC in its capacity as property manager for the applicable Property.

Section 5.11  Licensing. Administrative Member shall cause each Company Subsidiary to obtain all applicable healthcare or other licenses (the “Operating Licenses“) recommended by the Company’s healthcare counsel, or otherwise required to permit the operation of the Properties. In the event that the Operating Licenses are not obtained by the Closing Date, the Company, Company Subsidiaries and ESC in its capacity as property manager pursuant to the Management Agreements, acting directly or through their Affiliates and subsidiaries, as necessary, shall enter into sale/leasebacks or other similar temporary arrangements acceptable to the Members with Seller and Seller’s affiliates, as recommended by the Company’s healthcare counsel, to permit the acquisition and operation of the Properties, under Seller’s and Seller’s affiliates’ licenses.

ARTICLE VI   TRANSFER OF COMPANY INTERESTS

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Section 6.1  Restrictions on Transfer

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A.  Except as expressly provided to the contrary in this subsection A, no sale, exchange, delivery, assignment, transfer, encumbrance, pledge, hypothecation or other disposition, whether voluntary, involuntary, by operation of law or otherwise (a “Transfer“) shall be made by a Member of the whole or any part of its interest in the Company (including its interest in the capital or profits of the Company) without the prior written consent of BREA. Without obtaining the prior consent of ESC (but with prior notice to ESC), BREA may make a Transfer (i) to any Affiliate of BREA, (ii) as part of a merger, consolidation or similar transaction involving a substantial portion of the assets of BREA any controlling, controlled by or under common control with BREA, or (iii) subject to the provisions of ARTICLE X and ESC’s rights thereunder, in connection with the sale of all or a portion of its interests to a third party.

B.  No Transfer in violation of the provisions hereof shall be valid or effective for any purpose, and no consent to one or more of the same shall be deemed consent to any other of the same.

Section 6.2  Effect of Assignment; Documents

. In the event of any sale or assignment permitted hereunder, subject to Article VIII, the Company shall not be dissolved but instead shall continue as before, with, however, the addition or substitution of such transferee or assignee as a Member of the Company. No such Transfer shall relieve the assignor from any of its obligations under this Agreement . Notwithstanding the foregoing, as a condition to any sale or assignment by a Member, the assignee must execute and deliver to the non-assigning Member on behalf of the Company an assumption (in form reasonably satisfactory to the non-assigning member) of all the obligations of the assignor under this Agreement arising from and after the date of such assignment.

Upon execution and delivery of such assumption, the Members shall execute a document in form reasonably satisfactory to all Members evidencing the admission of such transferee.

ARTICLE VII   CERTAIN REMEDIES

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Section 7.1  Termination of Management Agreements for Failure to Achieve Performance Benchmarks

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A.  Performance Benchmarks

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(1)  In addition to the rights and remedies set forth in the Management Agreements, the occurrence of one of the following events (the “Performance Benchmarks”), that is not cured by the payment of money by ESC within sixty (60) days after notice of failure to meet a Performance Benchmark, shall entitle BREA, at its election, on behalf of the Company, to cause the Company Subsidiaries, to terminate all, but not some, of the Management Agreements:

(a)  The Company fails to meet the revenues budgeted in the Operating Budgets (i) by more than 10% in any two out of three consecutive fiscal years or (ii) by more than 30% in the aggregate accumulated over any three consecutive fiscal years, or

(b)  The Company fails to achieve an aggregate “Portfolio Cash Return” (as defined below), measured within thirty (30) days after the end of the fourth quarter of each fiscal year of the Company beginning with the third fiscal year, of 10% of the then outstanding debt on the Project beginning with the third fiscal year and each subsequent fiscal year. “Portfolio Cash Return” means: (i) the total revenue for the fiscal year just ended (the trailing twelve (12) months); less (ii) total Operating Expenses for the trailing twelve (12) months, less (iii) an annual provision for capital expenditures of $350 per unit of the Project. “Operating Expenses” means all expenses of the Project before interest, taxes, depreciation and amortization, but including management fees.

(2)  Either Performance Benchmark identified in items (a) and (b) above may be adjusted for Extraordinary Income and Extraordinary Expense items. “Extraordinary Income and Extraordinary Expenses” means material items of a character significantly different from the typical or customary business activities of the Properties, which would not be expected to recur frequently and which would not be considered as recurring factors in any evaluation of the ordinary operating process of the Properties, and which would be treated as extraordinary income or extraordinary expenses under GAAP, and including without limitation, litigation and defense costs incurred in connection with claims by residents and others and insurance deductibles, if any, relating to liability claims and casualty losses.

Section 7.2  Termination of Administrative Member Rights

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A.  Termination Notice

. BREA may deliver a termination notice to ESC (“Termination Notice”) removing ESC as Administrative Member upon the occurrence of any of the following events:

(1)  Any gross negligence or willful misconduct by ESC or any of its Affiliates.

(2)  Any material breach of this Agreement or any Collateral Agreement (including, but not limited to, any Management Agreement) by ESC or any of its Affiliates (including the failure to timely make a required contribution under Article III or a breach of Article VI or a breach of a representation or warranty by ESC or its Affiliates hereunder or under a Collateral Agreement) which is not cured within the Cure Period (or, without limitation on the foregoing, the Company, any Company Subsidiary, or any Member has not been made whole prior to the expiration of the Cure Period).

(3)  The failure by ESC to provide reasonably effective management of the Company, each Company Subsidiary, and their respective Company assets in its capacity as Administrative Member pursuant to Article V hereof in a manner substantially consistent with prevailing commercial practices for the development, operation, marketing and sale of property similar to the assets of the Company and the Company Subsidiaries (and such failure has or is reasonably expected to have a material and adverse effect upon the Company, any Company Subsidiary or their respective assets), and the failure to correct such deficiencies within the Cure Period.

(4)  The occurrence of a Bankruptcy/Dissolution Event with respect to ESC.

(5)  A termination of the Management Agreements pursuant to Section 7.1.

B.  Procedure; Arbitration

. The Termination Notice shall specify the basis for the same and shall become effective (1) ten (10) days after the date of the Termination Notice in connection with a termination described in subsection A(1), A(2) or A(3) above, and (2) immediately in connection with a termination described in subsection A(4) above. However, ESC may dispute the existence of grounds for the termination described in subsection A(1), A(2) or A(3) (but not subsection A(4)) by written notice (“Arbitration Notice”) to BREA within ten (10) days after its receipt of the Termination Notice. If ESC fails to provide an Arbitration Notice within such ten (10) day period, then notwithstanding anything to the contrary herein, ESC shall have no right to dispute the effectiveness of the Termination Notice, which shall be conclusive. In the event an Arbitration Notice is given within the period set forth above, then (a) the dispute shall be resolved by arbitration as provided in Section 7.3, and (b) if the arbitrator upholds the grounds for termination, then the Termination Notice shall thereupon become effective.

C.  Effect of Termination Notice

. If a Termination Notice becomes effective, then:

(1)  BREA or its designee shall become the Administrative Member with all the power and authority previously possessed by ESC as Administrative Member; and ESC shall remain a Member in the Company, but with no power, authority or right to vote, approve or act for or bind the Company with respect to any matter in connection with the Company or its operation (and, without limitation, ESC shall have no further rights under Section 5.1).

(2)  ESC shall execute and acknowledge any required amendments to this Agreement reflecting the foregoing, in such form and content as BREA may reasonably prescribe.

(3)  Subject to the transfer of any Operating Licenses, ESC shall not be responsible for any obligation of the Administrative Member under this Agreement first accruing after the Termination Notice becomes effective (other than obligations that would apply to ESC under this Agreement regardless of its status as Administrative Member, including contribution obligations).

(4)  Except in the event of a Termination Notice pursuant to Section 7.2A(5), the distributions under the “Promote Clauses” (i.e., clause (2) of Section 4.1B, clause (2) of Section 4.1C and clause (2) of Section 4.1D) shall thereafter be distributed to the Members in accordance with their respective Company Percentages; and no further fees or reimbursements shall be payable to ESC as Administrative Member.

(5)  ESC shall forthwith: (a) deliver to BREA a final accounting; (b) surrender and deliver to BREA all rents and income, including tenant security deposits, of the Properties and other monies of the Company or any Company Subsidiary held by, or under the control of ESC; (c) deliver to BREA, as received, any monies due the Company or any Company Subsidiary received after such removal; (d) deliver to BREA or its designee, all materials and supplies, keys, leases, contracts and documents, all other accounting papers and records of the Company or any Company Subsidiary, and all books and records, receipts for deposits, bills and other materials in ESC’s possession that relate to the Properties; and (e) execute and deliver to BREA a notice to third parties directly involved with the Properties in form reasonably satisfactory to BREA to the effect that ESC is no longer Administrative Member.

(6)  ESC shall cooperate with the Company and each Company Subsidiary to allow the Company and each Company Subsidiary to effectively and productively continue the operation, marketing and other activities of the Company. Without limitation on the foregoing, ESC shall deliver to the Company such information and documentation in ESC’s control or possession at the time of removal as BREA may reasonably request concerning the Properties, including any potential residents for the Properties known by ESC at the time of removal.

D.  Replacement Administrative Member

. In the event that ESC is removed as or otherwise ceases to be the Administrative Member, BREA shall have the right to admit a new Member to the Company to function as a replacement administrative member and to receive fees and reimbursements as reasonably determined by BREA so long as the distributions to all Members are diluted proportionately. Notwithstanding anything to the contrary herein, all Members shall execute and deliver such amendments to this Agreement as BREA may reasonably request in order to implement the foregoing.

Section 7.3  ARBITRATION OF DISPUTES

. ANY DISPUTE AMONG THE MEMBERS UNDER SECTION 7.2 AS TO THE EFFECTIVENESS OF A TERMINATION NOTICE (OTHER THAN A TERMINATION NOTICE GIVEN UNDER SECTION 7.2A(4)) SHALL BE RESOLVED AND FINALLY DETERMINED BY ARBITRATION AS SET FORTH IN THIS SECTION 7.3. ANY ARBITRATION PURSUANT TO THIS SECTION SHALL, TO THE FULLEST EXTENT PERMITTED BY LAW, BE HELD IN WILMINGTON, DELAWARE. IF THE PARTIES DO NOT MUTUALLY AGREE UPON AN ARBITRATOR WITHIN FIVE (5) BUSINESS DAYS AFTER NOTICE FROM ONE PARTY TO THE OTHER, THEN ANY PARTY MAY APPLY TO THE CHANCERY OR SUPERIOR COURT IN WILMINGTON, DELAWARE FOR AN ORDER APPOINTING AN ARBITRATOR. IN CONNECTION WITH ANY SUCH APPLICATION, ANY PARTY MAY PROPOSE ONE OR MORE PERSONS TO ACT AS THE

ARBITRATOR PROVIDED THAT ANY SUCH PERSON OR PERSONS SHALL BE INDEPENDENT AND SHALL BE (X) A LICENSED ATTORNEY WITH AT LEAST TEN (10) YEARS’ EXPERIENCE IN CONNECTION WITH THE DEVELOPMENT AND OPERATION OF REAL ESTATE SIMILAR TO THE PROPERTY OR (Y) A RETIRED JUDGE OF ANY CHANCERY OR SUPERIOR COURT, APPELLATE COURT OR UNITED STATES DISTRICT COURT IN WILMINGTON, DELAWARE. AFTER THE APPOINTMENT OF THE ARBITRATOR, THE PARTIES SHALL HAVE THE RIGHT TO TAKE DEPOSITIONS AND TO OBTAIN DISCOVERY BY OTHER MEANS REGARDING THE SUBJECT MATTER OF THE ARBITRATION AS IF THE MATTER WERE PENDING IN ANY CHANCERY OR SUPERIOR COURT IN WILMINGTON, DELAWARE, ALTHOUGH THE ARBITRATOR MAY, FOR GOOD CAUSE SHOWN, LIMIT THE NATURE AND EXTENT OF SUCH DISCOVERY AND ESTABLISH OR MODIFY THE SCHEDULE RELATING TO ANY DISCOVERY REQUESTS OR APPLICATIONS RELATING THERETO. THE ARBITRATOR SHALL HAVE THE POWER TO DECIDE ALL OTHER PROCEDURAL ISSUES, INCLUDING THE FOLLOWING: THE DATE, TIME AND PLACE OF ANY HEARING; THE FORM, TIMING, AND SUBJECT MATTER OF ANY PRE-HEARING DOCUMENTS TO BE SUBMITTED BY THE PARTIES; AND ANY EVIDENTIARY OR PROCEDURAL ISSUES THAT MAY ARISE AT OR IN CONNECTION WITH ANY ARBITRATION HEARING. THE AWARD OF THE ARBITRATOR SHALL BE CONCLUSIVE AND BINDING, AND ANY PARTY MAY SEEK TO HAVE THE AWARD CONFIRMED BY WAY OF A COURT ORDER. ALL FEES AND EXPENSES OF THE ARBITRATOR AND ALL OTHER EXPENSES OF THE ARBITRATION SHALL BE BORNE INITIALLY BY THE MEMBERS EQUALLY (I.E., 50% FOR EACH MEMBER), BUT ULTIMATELY SHALL BE BORNE BY THE NON-PREVAILING PARTY IN THE ARBITRATION. THE ARBITRATION SHALL BE LIMITED TO THE EFFECTIVENESS OR INEFFECTIVENESS OF A TERMINATION NOTICE (INCLUDING DETERMINING WHETHER ONE OF THE EVENTS UNDER SECTION 7.2A HAS OCCURRED). NOTHING CONTAINED HEREIN SHALL BE CONSTRUED AS TO PREVENT ANY PARTY FROM SEEKING PROVISIONAL OR EQUITABLE RELIEF FROM A COURT ON THE BASIS THAT, UNLESS SUCH RELIEF IS OBTAINED, ANY AWARD THAT THE ARBITRATOR MAY MAKE WILL BE INEFFECTUAL.

Section 7.4  No Partition

. Each Member hereby irrevocably waives any and all rights that it may have to maintain any action for partition of any of the assets of the Company or any Company Subsidiary.

Section 7.5  Cumulative Remedies

. Subject to the limitations expressly herein set forth, no remedy conferred upon the Company or any Member in this Agreement is intended to be exclusive of any other remedy herein or by law provided or permitted, but each shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law, in equity or by statute.

Section 7.6  Attorneys’ Fees

. Subject to Section 7.3, if the Company or any Member obtains a judgment against any other Member in connection with a dispute arising under or in connection with this Agreement (whether in an action or through arbitration), such party shall be entitled to recover its court (or arbitration) costs, and reasonable attorneys’ fees (including the reasonable value of in-house attorney services) and disbursements incurred in connection therewith and in any appeal or enforcement proceeding thereafter, in addition to all other recoverable costs.

Section 7.7  No Waiver

. No waiver by a Member or the Company of any breach of this Agreement shall be deemed to be a waiver of any other breach of any kind or nature, and no acceptance of payment or performance by a Member or the Company after any such breach shall be deemed to be a waiver of any breach of this Agreement, whether or not such Member or the Company knows of such breach at the time it accepts such payment or performance. No failure or delay on the part of a Member or the Company to exercise any right it may have shall prevent the exercise thereof by such Member or the Company at any time such other may continue to be so in default, and no such failure or delay shall operate as a waiver of any default.

Section 7.8  No Suretyship Defenses

. Each Member hereby waives any guarantor or suretyship defense that may otherwise apply with respect to this Agreement (including Sections 4.4, 5.7, 7.1A and 7.2C(2)).

ARTICLE VIII   DISSOLUTION OF THE COMPANY

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Section 8.1  Events Giving Rise to Dissolution

. No act, thing, occurrence, event or circumstance shall cause or result in the dissolution of the Company; except that the happening of any one of the following events (individually, a “Dissolution Event”) shall work an immediate dissolution of the Company.

A.  Intentionally deleted.

B.  Intentionally deleted.

C.  The sale of all of the real estate assets of the Company and each Company Subsidiary (provided, however, that if a portion of the purchase price of such sale is evidenced by a promissory note, the Company shall not be dissolved by reason of such sale so long as the Company or a Company Subsidiary is the holder of such promissory note).

D.  The unanimous agreement in writing by the Members to dissolve the Company.

E.  The expiration of the term of the Company pursuant to Section 1.3 of this Agreement.

F.  The entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act.

G.  The occurrence of the event described in Section 2.5.

Without limitation on the other provisions hereof, the resignation, expulsion or dissolution of any Member, the occurrence of a Bankruptcy/Dissolution Event with respect to a Member, the assignment of all or any part of a Member’s interest in the Company, the occurrence of any event that terminates the continued membership of a Member under the Act or the admission of a new Member shall not dissolve the Company and the business of the Company shall continue. Except as otherwise provided in this Agreement: (i) without the consent of the Members, no Member may retire or withdraw from the Company; and (ii) a withdrawing Member shall not be entitled to receive any distributions and shall not otherwise be entitled to receive the fair value of its membership interest in the Company.

Section 8.2  Procedure

. In the event of the dissolution of the Company for any reason, the “Winding-Up Member” (i.e., (1) BREA if BREA gives ESC written notice of its election to be the Winding-Up Member, and (2) otherwise Administrative Member) shall commence to wind up the affairs of the Company and Company Subsidiaries and to liquidate their respective investments. The Members shall continue to share profits, losses, gain or loss on sale or disposition, and Distributable Cash during the period of liquidation in the same manner and proportion as though the Company had not dissolved (subject, however, to any adjustments hereunder that may apply whether by reason of Section 7.2A(4) or otherwise). Subject to the prior written approval of BREA, the Winding-Up Member shall have discretion to determine in good faith the time, manner and terms of any sale or sales of the assets of the Company and the Company Subsidiaries pursuant to such liquidation having due regard to the activity and condition of the relevant market and general financial and economic conditions.

A.  Following the satisfaction of all debts and liabilities of the Company and the Company Subsidiaries and all expenses of liquidation (whether by payment or the making of reasonable provision for payment thereof), the proceeds of the liquidation and any other funds of the Company shall be distributed in accordance with Section 5.1 of Exhibit ”H” (the “Tax Exhibit”) (after deducting from the distributive share of a Member any sum such Member owes the Company).

B.  Each Member shall look solely to the assets of the Company for all distributions with respect to the Company and its capital contribution thereto and share of profits or losses thereof and shall have no recourse therefor (in the event of any deficit in a Member’s capital account or otherwise) against the other Member; provided that nothing herein contained shall relieve any Member of such Member’s obligation to make the capital contributions herein provided or to pay any liability or indebtedness owing the Company by such Member, and the Company and the other Member shall be entitled at all times to enforce such obligations of such Member. No holder of a Company interest shall have any right to demand or receive property other than cash upon dissolution of the Company.

C.  Upon the completion of the winding up of the Company and the distribution of all Company funds, the Winding-Up Member shall have the authority to execute and record a certificate of cancellation of the certificate of formation of the Company, as well as any and all other documents required to effectuate the dissolution and termination of the Company, and the Company shall terminate.

ARTICLE IX   CERTAIN INCORPORATED MATTERS

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Section 9.1  Tax and Accounting

. Each and all of the provisions of the Tax Exhibit are incorporated herein and shall constitute part of this Agreement. The Tax Exhibit provides for, among other matters, the establishment and maintenance of capital accounts, and the allocation of profits and losses of the Company. The Company shall be operated as a limited liability company solely for state and federal income tax purposes.

ARTICLE X   RIGHT OF FIRST OPPORTUNITY.

Section 10.1  Right of First Opportunity

. In the event that BREA desires to sell all of the Properties or any Property (either directly or through the sale of a Company Subsidiary) and Administrative Member does not desire to sell such Property, or in the event BREA desires to sell substantially all of its interest in the Company (“BREA’s Membership Interest”) to an unaffiliated third party, then, prior to BREA exercising its override right set forth in Section 5.1.C of this Agreement and marketing the applicable Property or BREA’s Membership Interest for sale, BREA shall send Administrative Member a written notice informing Administrative Member that BREA intends to market the applicable Property for sale or BREA’s Membership Interest (an “Intent to Sell Notice”). Administrative Member shall have thirty (30) days from the date of receipt of the Intent to Sell Notice to notify BREA in writing that either (a) Administrative Member is prepared to purchase the applicable Property, or BREA’s Membership Interest, as applicable, at a purchase price (“Administrative Member’s Price”) that shall be specified in such notice (a notice delivered pursuant to this Section 10.1 is referred to herein as a “Purchase Offer”), or (b) Administrative Member is not prepared to purchase the applicable Property, or BREA’s Membership Interest, as applicable. Failure of Administrative Member to respond in writing to the Intent to Sell Notice within such thirty (30) day period shall be deemed an election by Administrative Member that Administrative Member is not prepared to purchase the Property or BREA’s Membership Interest, as applicable.

Section 10.2  Acceptance of Offer

.

A.  Closing and Deposit

. In the event that Administrative Member delivers a Purchase Offer, then BREA shall have a twenty (20) day period in which to elect either to accept or reject the Purchase Offer. If BREA delivers a written notice (an “Acceptance Notice”) that it accepts the Purchase Offer, then the Company shall sell the applicable Property to Administrative Member, or BREA shall sell BREA’s Membership Interest, as applicable, and Administrative Member shall be obligated to purchase the applicable Property or BREA’s Membership Interest, as applicable, for a purchase price equal to Administrative Member’s Price, on the date (the “Purchase Date”) that is sixty (60) days after the delivery date of the Acceptance Notice, provided that Administrative Member shall have the right to extend the Purchase Date for an additional thirty (30) days upon prior notice to BREA accompanied by an additional “Purchase Deposit” (as hereinafter defined), above the Purchase Deposit set forth below, equal to five percent (5%) of Administrative Member’s Purchase Price. In the event that Administrative Member becomes obligated to purchase the applicable Property or BREA’s Membership Interest as provided above, then Administrative Member shall transmit via wire transfer into an account specified by BREA, or by a certified check from a bank reasonably acceptable to BREA, readily available funds in an amount equal to five percent (5%) of Administrative Member’s Price (the “Purchase Deposit”) payable to the Company, within five (5) business days after the Purchase Offer is accepted. If Administrative Member does not deliver the Purchase Deposit as aforesaid within such five (5) business day period, or otherwise materially defaults under the provisions of this Article X, then the acceptance of the Purchase Offer shall be canceled, and Administrative Member shall lose its rights to purchase the applicable Property or BREA’s Membership Interest, as applicable, pursuant to the Purchase Offer and shall have no further rights thereafter to deliver another Purchase Offer. The Purchase Deposit, if made, shall be non-refundable to Administrative Member in all events other than the failure of the closing of the sale of the applicable Property, or BREA’s Membership Interest, as applicable, to occur by reason of the default by BREA or the Company as directed by BREA (in which case the Purchase Deposit shall be promptly refunded to Administrative Member). Upon the closing of the sale on the Purchase Date, the Purchase Deposit shall be a credit against Administrative Member’s Price. In the event of a default in any material respect by Administrative Member in connection with the execution of a sale pursuant to this Section 10.2A, BREA may terminate the sale to be held on the

Purchase Date and retain the Purchase Deposit as liquidated damages (in which event Administrative Member shall thereafter have no right to deliver any further Purchase Offers). The retention of the Purchase Deposit by BREA (for the sole benefit of BREA) in connection with a default by Administrative Member hereunder shall be without limitation upon any other remedy that the Company and BREA may have against Administrative Member in connection with such default, including an action for damages and a right for a period of thirty (30) days after such default to elect to purchase the applicable Property pursuant to the terms of this Article X as if it were the Administrative Member, but at a price equal to ninety-five percent (95%) of Administrative Member’s Price. Such retention of the Purchase Deposit as provided herein shall not constitute a distribution of Distributable Cash nor be deemed a distribution or return of capital for purposes of Article IV of this Agreement.

B.  Closing Mechanics

. If the Purchase Offer is accepted and Administrative Member timely deposits the Purchase Deposit, the sale of the applicable Property, or BREA’s Membership Interest, as applicable, as provided hereunder shall take place at a closing conference held on the Purchase Date at the principal office of the Company or at such other location as may be agreed upon by the Members. At such closing conference, the Company shall be authorized and directed to retain the Purchase Deposit and any interest accrued thereon as a portion of the Administrative Member’s Price, and the remaining portion of Administrative Member’s Price shall be paid in immediately available funds, provided, however, Administrative Member’s Price actually paid to BREA shall be reduced by the amount that ESC would receive pursuant to Section 4.1 and Section 4.5 if such Property or BREA’s Membership Interest were sold to a third party for the Administrative Member’s Price. The Company and Administrative Member shall execute such documents and instruments are may be necessary or appropriate to effect the sale of the Property, or BREA’s Membership Interest, as applicable, pursuant to the terms hereof, including, any sale/leaseback agreements and transition services agreements necessary to allow Administrative Member to operate a Property pending Administrative Member obtaining licensure therefore, which agreements shall be on forms reasonably acceptable to the parties.

Section 10.3  Failure to Accept or Elect

. If (a) BREA delivers a written notice that it rejects the Purchase Offer, (b) Administrative Member fails to deposit the Purchase Deposit within five (5) business days after a Purchase Offer is accepted, or (c) Administrative Member elects or is deemed to have elected not to purchase the applicable Property, or BREA’s Membership Interest, as applicable, then, in any such event, BREA may market BREA’s Membership Interest or the applicable Property for sale (directly or through the sale of the applicable Company Subsidiary) and cause the Company to sell the applicable Property (directly or through the sale of the applicable Subsidiary) at any time during the one hundred eighty (180) days following the date that Administrative Member’s right to purchase the applicable Property, BREA’s Membership Interest, as applicable, expires or is otherwise lost (the “Marketing Period”). If Administrative Member did not deliver a Purchase Offer or if Administrative Member fails to deposit the Purchase Deposit within ten (10) days after a Purchase Offer is accepted, then, in either case, BREA may cause the Company to sell BREA’s Membership Interest or the applicable Property during the Marketing Period for any price that is acceptable to BREA. If Administrative Member delivers a Purchase Offer and such Purchase Offer is rejected by BREA, then BREA may cause the Company to sell BREA’s Membership Interest or the applicable Property for a purchase price that is not more than $5,000,000 lower than Administrative Member’s Price as set forth in the Purchase Offer delivered by Administrative Member after receipt of the applicable Intent to Sell Notice, provided that if the proposed sale relates to less than eighty percent (80%) of the Properties, the foregoing threshold shall be not less than ninety-five percent (95%) of Administrative Member’s Price as set forth in the Purchase Offer, rather than $5,000,000. If BREA desires to cause the Company to sell BREA’s Membership Interest or the applicable Property for a purchase price that is more than $5,000,000 lower than, or less than ninety-five percent (95%) of, as applicable, Administrative Member’s Price as set forth in the Purchase Offer that Administrative Member delivered after receipt of the applicable Intent to Sell Notice, then, prior to agreeing to sell BREA’s Membership Interest or the applicable Property to a third party for such price, BREA must deliver a written notice to Administrative Member (a “Supplemental Notice”), which Supplemental Notice shall identify the proposed sale price (the “Third Party Price”). Administrative Member shall have five (5) business days from the date of receipt of the Supplemental Notice to notify BREA in writing that either (a) Administrative Member is prepared to purchase BREA’s Membership Interest or the applicable Property at a purchase price equal to the Third Party Price, or (b) Administrative Member is not prepared to purchase BREA’s Membership Interest or the applicable Property. Failure of Administrative Member to respond in writing to the Supplemental Notice within such five (5) business day period shall be deemed an election by Administrative Member that Administrative Member is not prepared to purchase BREA’s Membership Interest or the applicable Property. If Administrative Member elects not to, or is deemed to elect not to purchase BREA’s Membership Interest or the applicable Property, then BREA may sell BREA’s Membership Interest or cause the Company to sell the applicable Property to the third party at the Third Party Price. If Administrative Member elects to purchase BREA’s Membership Interest or the applicable Property for the Third Party Price, then the sale of BREA’s Membership Interest or the applicable Property shall take place in accordance with the terms of Section 10.2 hereof, except that the terms of Section 10.2 shall be modified to reflect a purchase price equal to the Third Party Price.

Section 10.4  Tag Along Rights

. If BREA elects to sell BREA’s Membership Interest within a Marketing Period, ESC shall have the right to elect to “tag along” with said sale on a pro rata basis in accordance with the terms and conditions negotiated by BREA for the sale of BREA’s Membership Interest; and failure by ESC to make such election within ten (10) business days of receipt of notice from BREA regarding same period shall be deemed an election by ESC to not tag along on such sale.

Section 10.5  Unsolicited Offers to Purchase

. If BREA receives an unsolicited third party offer to sell all of the Properties, any Property, or BREA’s Membership Interest, then the thirty (30) day period set forth in Section 10.1 above shall be reduced to fifteen (15) days

Section 10.6  Failure to Sell

. If BREA is unable to sell BREA’s Membership Interest or the applicable Property within a Marketing Period, then, prior to any further marketing or any subsequent marketing of BREA’s Membership Interest or the applicable Property, BREA must send Administrative Member a new Intent to Sell Notice, and the process set forth in Section 10.1 through this Section 10.4 shall occur.

Section 10.7  Method of Sale

. The sale of a Property to a third party may be accomplished, in the sole and absolute discretion of BREA, as a sale of such Property or as a sale of the Company’s interest in the Company Subsidiary that owns such Property.

ARTICLE XI   MISCELLANEOUS.

Section 11.1  Notices

. Any notice which a party is required or may desire to give the other party shall be in writing and may be delivered (1) personally, (2) by United States registered or certified mail, postage prepaid, (3) by Federal Express or other reputable courier service regularly providing evidence of delivery (with charges paid by the party sending the notice), or (4) by facsimile, provided that such telecopy shall be immediately followed by delivery of such notice pursuant to clause (1), (2) or (3) above. Any such notice to a party shall be addressed at the address set forth below the name of such party on the signature pages at the end of this Agreement (subject to the right of a party to designate a different address for itself by notice similarly given). Service of any such notice or other communications so made shall be deemed effective on the day of actual delivery (whether accepted or refused) as evidenced by confirmed answerback if by facsimile (provided that if any notice or other communication to be delivered by facsimile cannot be transmitted because of a problem affecting the receiving party’s facsimile machine, the deadline for receiving such notice or other communication shall be extended through the next business day), as shown by the addressee’s return receipt if by certified mail, and as confirmed by the courier service if by courier; provided, however, that if such actual delivery occurs after 5:00 p.m. (local time where received) or on a non-business day, then such notice or demand so made shall be deemed effective on the first business day after the day of actual delivery. No communications via electronic mail shall be effective to give any notice, request, direction, demand, consent, waiver, approval or other communications hereunder.

Section 11.2  Contribution Agreement

.

A.  If any Project Lender or any other party (collectively, “Indemnitee”) collects from any Member or its Affiliate (the “Paying Member“) all or any part of any amounts due under any Project Financing, or any replacement thereof, or any indemnity provided to Seller in connection with the Closing (collectively, the “Unpaid Liabilities”) pursuant to any letter of credit, guaranty, environmental indemnity agreement, or other indemnity agreement, the amount of which Unpaid Liabilities is not reimbursed to the Paying Member by the Company within five (5) business days after the Company’s receipt of written demand for such reimbursement (a “Guaranty Payment”), then the Paying Member shall give a written demand to the other Member (the “Non-Paying Member”) specifying the amount of the Guaranty Payment and providing reasonable evidence of such Guaranty Payment by the Paying Member to Indemnitee (a “Demand Notice“).Within five (5) business days after its receipt of a Demand Notice from the Paying Member, the Non-Paying Member shall remit to the Paying Member an amount equal to the Guaranty Payment multiplied by such Non-Paying Member’s Company Percentage (a “Liability Percentage”) of the Guaranty Payment. Each Member agrees to consult with the other Member prior to making any Guaranty Payment and, upon request, to advise the other Member of the aggregate amount the Paying Member has paid under any guaranty or environmental indemnity agreement.

B.  If any Member shall fail to make any payment required to be made pursuant to this Agreement within the time period specified in Section 11.2A, then interest will accrue on such unpaid amount from the date of the relevant Demand Notice until paid or otherwise satisfied at a rate equal to Applicable Rate, and the same shall be due and payable to the Paying

Member along with any costs of collection incurred by the Paying Member, including reasonable attorneys’ fees and expenses.

C.  Notwithstanding anything to the contrary contained in this Agreement, in the event that Indemnitee is entitled to enforce the Unpaid Liabilities of the Company against the Company or one of the Members due to the fraud, grossly negligent actions, or intentional misconduct by the other Member, or such Member’s direct and indirect members, partners, shareholders, officers, directors, employees or agents, or actions by such Member outside the scope of its authority under this Agreement (such acts being herein referred to as the “Recourse Acts”), then such Member shall be 100% liable to the other Member for any obligation, liability, claim, loss, damage, cost or expense (including any judgment, award, settlement, reasonable attorneys’ fees and other costs and expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim [including appellate proceedings], and any collection costs or enforcement costs) (collectively, “Claims”), arising in connection with the Recourse Acts, and such Member shall indemnify, protect, defend and hold such other Member harmless from and against any and all Claims suffered or sustained by it by reason of such first Member’s Recourse Acts.

D.  If the assets of the Company are inadequate to fully satisfy any Unpaid Liabilities, and BREA or Administrative Member is required to make any Guaranty Payment, then, except with respect to payments made due to the Recourse Acts, which shall be made in accordance with the provisions of Paragraph C above, the parties agree as follows:

(1)  Until the Project Financing, or any replacement thereof has been repaid in full, and the Property has been sold to a third party, in the event distributions have been made under the Promote Clause, any amounts the Members are obligated hereunder (or otherwise agree in writing) to pay with respect to any Guaranty Payments shall, notwithstanding anything to the contrary herein, be made as follows:

(a)  initially, in accordance with the allocations under the Promote Clauses (up to an amount equal to the amount previously distributed under the Promote Clauses), and

(b)  thereafter, the balance, if any, of the Guaranty Payments shall be made by the Members pari passu in accordance with their Company Percentages.

(2)  Any payments made by BREA, whether a Guaranty Payment to Indemnitee or a payment to the Paying Member for BREA’s Liability Percentage of a Guaranty Payment, shall be deemed to be a contribution by BREA under this Agreement.

(3)  Any payment made by Administrative Member, whether a Guaranty Payment to Indemnitee or a payment to the Paying Member for Administrative Member’s Liability Percentage of a Guaranty Payment, shall be deemed to be a contribution by Administrative Member under this Agreement.

(4)  The Company shall be deemed to have made the Guaranty Payments to the Indemnitee.

Section 11.3  Acknowledgement by Members

. Each Member acknowledges the following: (A) it is familiar with the business proposed to be conducted by the Company and the Company Subsidiaries; (B) it has been advised that its interest in the Company may not be sold, transferred, or otherwise disposed of except as provided herein; (C) it understands that its interest in the Company has not been registered under the Securities Act of 1933 as amended (the “Securities Act”), or any State securities laws, in reliance on an exemption for private offerings or the fact that it is not a security and if its interest in the Company is a security, such Member may not be able to resell it unless it is registered under the Securities Act and applicable State securities laws or unless an exemption from such registration is available; (D) it is a “sophisticated investor” with substantial prior experience in high-risk business investments of the type described in this Agreement and is aware of and familiar with the risks associated with a private limited liability company and would qualify as an “accredited investor” as such is defined in Rule 501 of Regulation D, as enacted pursuant to Sections 3(b) and 4(2) of the Securities Act; (E) it is acquiring its interest in the Company for its own account, for investment only and with no present intention of distributing, reselling, pledging, or otherwise disposing of its interest; and (F) that it is familiar with the type of investment which its interest in the Company constitutes and has reviewed the acquisition of such interest with its tax and independent legal counsel and investment representatives to the extent it deems necessary.

Section 11.4  Construction

. Every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Member (notwithstanding any rule of law requiring an Agreement to be strictly construed against the drafting party).

Section 11.5  Time is of the Essence

. Subject to Section 11.13, time is of the essence with respect to this Agreement.

Section 11.6  Entire Agreement

. This Agreement constitutes the entire agreement between the parties. This Agreement supersedes any prior agreement or understandings between the parties.

Section 11.7  Amendments

. This Agreement may be amended by written agreement of amendment executed by all Members, but not otherwise, unless expressly provided herein.

Section 11.8  Governing Law

. This Agreement and the rights of the parties hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware (without regard to conflicts of laws). Subject to Section 7.3, each of the parties hereto irrevocably and unconditionally agrees (1) to be subject to the exclusive jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware, and (2)(a) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process and notify the other party or parties hereto of the name and address of such agent, and (b) that service of process may, to the fullest extent permitted by law, also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service, and that service made pursuant to (2)(a) or (b) above shall, to the fullest extent permitted by law, have the same legal force and effect as if served upon such party within the State of Delaware.

Section 11.9  Successors and Assigns

. Except as herein otherwise specifically provided, this Agreement shall be binding upon and inure to the benefit of the parties and their legal representatives, successors and assigns.

Section 11.10  Captions

. Captions contained in this Agreement in no way define, limit or extend the scope or intent of this Agreement.

Section 11.11  Severability

. If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to the persons or circumstances, shall not be affected thereby.

Section 11.12  Counterparts

. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

Section 11.13  Certain Terminology

.

A.  Whenever the words “including,” “include” or “includes” are used in this Agreement, they should be interpreted in a non-exclusive manner as though the words,” without limitation,” immediately followed the same.

B.  Except as otherwise indicated, all Article, Section and Exhibit references in this Agreement shall be deemed to refer to the Sections and Articles in, and the Exhibits to, this Agreement.

C.  Wherever the words “herein” or “hereunder” appear in this Agreement, they shall be interpreted to mean “in this Agreement” or “under this Agreement,” respectively.

D.  As used herein, “good faith” means “honesty in fact” as such phrase is used in the Uniform Commercial Code, as adopted in the State of Delaware as of the date of this Agreement.

Section 11.14  Non-Business Days

. Whenever action must be taken (including the giving of notice or the delivery of documents) under this Agreement during a certain period of time or by a particular date that ends or occurs on a non-business day (i.e., Saturday, Sunday or a holiday recognized by the U.S. federal government or the State of New York or Delaware), then such period or date shall be extended until the immediately following business day.

Section 11.15  Incorporation of Exhibits

. All exhibits attached and referred to in this Agreement are hereby incorporated herein as fully set forth in (and shall be deemed to be a part of) this Agreement.

Section 11.16  Effectiveness

. In no event shall any draft of this Agreement create any obligation or liability, it being understood that this Agreement shall be effective and binding only when a counterpart hereof has been executed and delivered by each party hereto.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

[Remainder of page intentionally left blank; signatures follow]

BREA’s Signature Page for Amended and Restated Limited Liability Company Agreement
for BREA Emeritus LLC
dated as of December 1, 2006

BREA:

BREA 806 LLC,
a Delaware limited liability company

By: BREA Senior Housing LLC,
a Delaware limited liability company,
its managing member

By:  /s/ David Roth
Name: David Roth
Title:

Address:

c/o The Blackstone Group
345 Park Avenue
New York, New York 10154
Attention: Mr. David Roth
Telephone: (212) 583-5885
Facsimile: (212) 583-5202

With Copy To:

Pircher, Nichols & Meeks
900 North Michigan Avenue, Suite 1050
Chicago, Illinois 60611
Attention: Real Estate Notices (JDL)
Telephone: (312) 915-3112
Facsimile: (312) 915-3348

ESC’s Signature Page for Amended and Restated Limited Liability Company Agreement
for BREA Emeritus LLC
dated as of December 1, 2006

ESC:

EMERITUS CORPORATION,
a Washington corporation

By: /s/ Raymond R. Brandstrom ________
Name: Raymond R. Brandstrom
Title: Vice President of Finance

Address:

3131 Elliott Avenue, Suite
Seattle, Washington 98121
Attention: Eric Mendelsohn, Esq.
Telephone: (206) 301-4493
Facsimile: (206) 357-7388

With Copy to:

Foster Pepper PLLC
1111 Third Avenue, Suite 3400
Seattle, Washington 98101-3299
Attention: Laura McClellan, Esq.
Telephone: (206) 447-2871
Facsimile: (206) 749-1917

Independent Manager Signature Page for
Amended and Restated Limited Liability Company Agreement
for BREA Emeritus LLC
dated as of December 1, 2006

Independent Manager:

/s/ Cheryl A. Tussie
CHERYL A. TUSSIE

Limited Liability Company Agreement

BREA Emeritus LLC

EXHIBITS

A - Certain Acquisition Costs

B - Initial Operating Budget and Capital Budget

C - Properties

D - Existing Competing Projects

E - Certain IRR Deficiency Calculations

F - Certain Obligations of Administrative Member

G - Form of Property Management Agreement

H - Certain Tax and Accounting Matters

I - Special Purpose Provisions

EXHIBIT “A”

CERTAIN ACQUISITION COSTS

1. Out-of-pocket due diligence expenses.
2. All third party legal fees.
3. The cost of all third party reports.

EXHIBIT “B”

INITIAL OPERATING BUDGET AND CAPITAL BUDGET

EXHIBIT “C”

PROPERTIES

1.  Cypress Court at East Mesa
6145 East Arbor Avenue
Mesa, Arizona 85206

2.  Cypress Court at Peoria
9296 West Union Hills Drive
Peoria, Arizona 85382

3.  Cypress Court at Sun City West
21739 N. 151st Avenue
Sun City West, Arizona 85375

4.  Cypress Court at Tucson
3701 N. Swan Road
Tucson, Arizona 85718

5.  Cypress Gardens at Brea
285 West Central Avenue
Brea, California 92821

6.  Cypress Gardens at Citrus Heights
7375 Stock Ranch Road
Citrus Heights, California 95621

7.  Cypress Gardens at Whittier
8101 S. Painter Avenue and
8132 Friends Avenue
Whittier, California 90602

8.  Cypress Court at Denver
3790 W. Quincy Avenue
Denver, Colorado 80236

9.  Cypress Court at Colorado Springs
2850 North Academy Boulevard
Colorado Springs, Colorado 80917

10.  Cypress Gardens at Boynton Village
1935 South Federal Highway
Boynton Beach, Florida 33435

11.  Cypress Gardens at Sarasota
5501 Swift Road

Sarasota, Florida 34231

12.  Cypress Gardens at Dunedin
880 Patricia Avenue
Dunedin, Florida 34698

13.  Cypress Gardens at Palmer Ranch and Health Care Center
5111 Palmer Ranch Parkway
Sarasota, Florida 34238

14.  Cypress Court at Decatur
475 Irvin Court
Decatur, Georgia 30030

15.  Cypress Gardens at Sandy Springs
1260 Hightower Trail
Atlanta, Georgia 30350

16.  Cypress Court at Sandy Springs
1262 Hightower Trail
Atlanta, Georgia 30350

17.  Cypress Court at Vinings Place
4375 Beach Haven Trail, SE
Smyrna, Georgia 30080

18.  Cypress Court at Overland Park
11001 Oakmont
Overland Park, Kansas 66210

19.  Rosewood Estates at South Park
5326 Park Road
Charlotte, North Carolina 28209

20.  Cypress Gardens at Wayne
820 Hamburg Turnpike
Wayne, New Jersey 07470

21.  Cypress Gardens at Emerson
590 Old Hook Road
Emerson, New Jersey 07630

22.  Cypress Gardens at West Orange
520 Prospect Avenue
West Orange, New Jersey 07052

23.  Cypress Court at Reno
3105 Plumas Street
Reno, Nevada 89509

24.  Cypress Gardens at Westlake
27569 Detroit Road
Westlake, Ohio 44145

25.  Cypress Court at Roanoke
1127 Persinger Road, SW
Roanoke, Virginia 24015

EXHIBIT “D”

EXISTING COMPETING PROJECTS

EXHIBIT “E”

CERTAIN IRR DEFICIENCY CALCULATIONS

This Exhibit describes the internal rate of return calculation contemplated by Section 4.1 of the limited liability company agreement (this “Agreement“) to which this Exhibit is attached and of which this Exhibit forms a part. Except as otherwise indicated in this Exhibit, each capitalized term used herein shall have the meaning given to the same elsewhere in this Agreement.

A. CERTAIN DEFINITIONS.

“Contributions“ means (i) the sum of all contributions made under this Agreement by BREA to the Company on or after Time 0 and (ii) as of the date any Property is acquired by the Company (or any Company Subsidiary), an additional amount equal to 0.81% of the total gross cost basis of such Property to the Company (or such Company Subsidiary). If an escrow is used or advances are made by BREA or an affiliate prior to the date hereof and later treated as, or credited against, BREA’s contributions, then Contributions shall be deemed made on the date amounts are so deposited into escrow or advanced.

“Distributions“ for a particular IRR Rate means all distributions made to BREA under the applicable subsections of Section 4.1 on or after Time 0. The applicable subsections are as follows: if the IRR Rate is 15% per annum, then the applicable subsection is 4.1A; if the IRR Rate is 20% per annum, then the applicable subsections are 4.1A and 4.1B; and if the IRR Rate is 25% per annum, then the applicable subsections are 4.1A, 4.1B and 4.1C.

“IRR Rate“ means 15% per annum, 20% per annum or 25% per annum, as applicable

“Time 0“ means September 5, 2006. However, if an escrow is used or BREA or an affiliate otherwise advanced funds for the Company prior to the date of this Agreement (e.g., for a portion of a deposit), then Time 0 shall mean the date BREA or such affiliate deposits funds in such escrow or makes such advance.

B. DEFINITION AND CALCULATION OF IRR DEFICIENCY. With respect to the applicable IRR Rate, the “IRR Deficiency“ as of any particular date means the amount by which (1) the future value as of such date at such IRR Rate, compounded annually, of all Contributions made on or before such date (which shall include both such Contributions themselves and an annually compounded return on such Contributions using such IRR Rate), exceeds (2) the future value (as of such date) at such IRR Rate, compounded annually, of all Distributions for such IRR Rate (excluding, however, any Distribution to be made on such date and with respect to which such calculation is being made) made on or before such date (which shall include both such Distributions themselves and an annually compounded return on such Distributions using such IRR Rate). The “15% IRR Deficiency“ is the IRR Deficiency using an IRR Rate of 15% per annum, the “20% IRR Deficiency“ is the IRR Deficiency using an IRR Rate of 20% per annum, and the “25% IRR Deficiency“ is the IRR Deficiency using an IRR Rate of 25% per annum.

EXHIBIT “F”

CERTAIN OBLIGATIONS OF ADMINISTRATIVE MEMBER

Subject to Section 5.1, Administrative Member’s responsibilities include:

•	Maintain/manage or cause to be maintained and managed at company expense LLC level documentation and procedures

•
Preparing an Operating Budget and Capital Budget) for BREA’s review and approval at least forty-five (45) days prior to commencement of each calendar year and making such changes thereto as the Members may approve

•	Coordinating and facilitating and/or causing the preparation of financial and operational reports, disclosures and statements required under the terms of any loan documents at company expense.

•	Monitor lender relationship

•	Prepare distribution recommendations

•	Prepare and deliver capital calls for approval

PROPERTY OPERATIONS

•
Determine and recommend to the Company and each Company Subsidiary most effective manner for property operations including internal management, third-party property management, third-party facilities management

•	Oversee third-party property, facilities, and/or financial managers, if any

INSURANCE

Administrative Member shall cause the Company and the Company Subsidiaries, at a minimum, to obtain and maintain, without interruption, the insurance or self insurance coverages stipulated hereunder for the benefit of the Company and the Company Subsidiaries and each Member, but only to the extent of such party’s interest in the Property:

(a) Property. The Company or the applicable Company Subsidiary shall, at a minimum, obtain and maintain, without interruption, the insurance coverages stipulated hereunder for the benefit of the Company and the applicable Company Subsidiary and each Member, but only to the extent of such party’s interest in the Property:

(i) Replacement Cost. The Property shall be insured on a Full Replacement Cost basis. Full Replacement Cost is defined as the cost of replacing all improvements, together with appurtenances and betterments in compliance with prevailing building codes, without deduction for physical depreciation thereof, at the time of replacement of the Property, following a loss. If the Property is vertically improved, full Replacement Cost shall be determined by an appraisal made at least once every three (3) years, by an appraiser, appraisal company or insurance company. The value so determined shall be binding and conclusive. The policy shall further provide that, in the event of a total or constructive total loss, the Company and the applicable Company Subsidiaries shall not be unreasonably restricted from applying the proceeds to the re-building of the improvements at such other location as the Company and the applicable Company Subsidiaries shall elect. The Property shall be insured on an All Risk basis, and such policy shall include coverage for losses due to the peril of windstorm. The policy shall be endorsed to provide coverage for demolition and increased cost of construction to conform to local ordinance.

(ii) Rent Loss/Business Interruption. If applicable, the Company or the applicable Company Subsidiary shall maintain, after substantial completion of the improvements, rent loss/business interruption insurance sufficient to prevent the Company and the applicable Company Subsidiaries from being a coinsurer under the terms of the policy, and in an amount equal to either twelve months’ projected gross income from the Property, or for the length of time it would take to demolish and rebuild all improvements.

(iii) Builder’s Risk. During the period of any construction, repair, renovation, restoration or replacement of the improvements or the Property, the Company or the applicable Company Subsidiary shall obtain and maintain a completed value “All Risk” Builder’s Risk policy in an amount equal to one hundred percent (100%) of the replacement cost of the Property. Coverage should include, but not be limited to, collapse, soft costs, transit, earthquake, flood, windstorm, off-site storage, expediting expenses, demolition and increased cost of construction (for renovation and/or additions to existing structures), water damage, permission for partial occupancy, and automatic reinstatement. The policy is to be written on a non-reporting basis, and in an amount not less than the total value of the Property (less the value of such uninsurable items as land, site preparation, grading, paving, parking lots). The coverage may be provided as an extension to the property policy in force if the requirements herein are satisfied, subject to approval by the Members.

(iv) Flood. If at any time the Property is in an area that has been identified by the Federal Insurance Administration as having special flood and/or mudslide hazards, and in which the sale of flood insurance has been made available under the National Flood Insurance Act of 1968, the Company or the applicable Company Subsidiary shall purchase and maintain a flood insurance policy. In the event that the Property is in an area identified as subject to flood and/or mudslide hazards, the Company or the applicable Company Subsidiary shall obtain a certificate or letter stating that the Property is insured for losses arising out of these perils.

(v) Earthquake. If the Property is in an area identified by any governmental, engineering or any hazard underwriting agencies as being subject to the peril of earthquake, with a Maximum Probable Loss (MPL) of between ten percent (10%) and twenty percent (20%), the Company or the applicable Company Subsidiary shall obtain earthquake insurance equal to fifty percent (50%) of the replacement cost of the Property.

(b) Liability.

(i) the Company shall obtain and maintain Commercial General Liability insurance on the broadest forms available for similar risks, written on an “occurrence policy form,” against all claims for bodily injury, disease or death, property damage, personal injury and contractual liability (deleting any exclusion restricting coverage for contractual obligations for claims occurring on, in or about the Property and adjoining premises, explosion, collapse, and underground property damage) in an amount of not less than $1,000,000 arising out of any one occurrence. Such insurance may be provided under a primary and an umbrella policy or policies. If liability coverage for the Property is included under any blanket policy written on an aggregate form, then the annual aggregate limit of insurance must not be less than $1,000,000. The policy shall be endorsed to include the Company, each Company Subsidiary and each Member as an additional insured subject to the benefits stipulated under subsection (i)(v) hereof.

(ii) During any period of construction, repair, restoration, renovation or replacement of the Property, the Company or the applicable Company Subsidiary shall cause the general contractor to maintain commercial liability insurance (or the Company’s and contractor’s protective liability insurance in the name of the Company, each Company Subsidiary and each Member), with extension for, but not limited to, products/completed operations, with limits of not less than $5,000,000 per occurrence. The Company or the applicable Company Subsidiary shall also cause the general contractor to require its subcontractors of any tier to provide confirmation of commercial liability coverage (including products/completed operations, if applicable) with a limit of not less than $1,000,000. The general contractors and the subcontractors shall have the Company and each Company Subsidiary included on the insurance required herein as additional insureds.

(c) Workers’ Compensation. The Company and each Company Subsidiary will maintain Workers’ Compensation and Employer’s Liability insurance, or their equivalent, for all its employees (if any), and will cause any of its agents, contractors and subcontractors of any tier to maintain similar insurance for all their respective employees, to the fullest extent required under the laws of the jurisdiction in which the Property is located.

(d) Errors and Omission. The Company and each Company Subsidiary will cause any professional consultants, including architects and engineers, to maintain coverage in limits of not less than $1,000,000.

(e) Other Insurance. In addition to the above, the Company and each Company Subsidiary shall maintain all insurance, Directors and Officers Insurance and surety and fidelity bonds in amounts and for such periods that are deemed to be prudent, or are customarily maintained by persons or entities operating properties of like kind, construction and occupancy in the locality of the Property.

(f)  (g) All Insurance. Unless specified on any of the policies required above, and such specification is reciprocated on other corresponding policies, all insurance required herein will be primary and not excess over, contributory or participating with any other insurance carried by individual Members or their respective affiliates or agents.

(h) Other Requirements With Respect to Insurance. The following provisions shall apply with respect to all insurance coverage required above:

(i) Insurance Companies: All insurance required herein shall be issued by insurance companies of recognized good standing, with a rating of at least A in Best’s Key Rating Guide, and must be licensed to do business in the state in which the Property is located. Coverage under blanket policies may be extended by endorsements provided the insurers meet the requirements stipulated herein. Each policy shall not have more than a commercially reasonable deductible for any occurrence, except for mandatory deductibles where required under local regulations, or when required by insurers for specific catastrophic perils.

(ii) Evidence of Insurance: The Company and each Company Subsidiary shall obtain, before the expiration date of each such policy, certificates or binders evidencing such insurance, or endorsements, thereof acceptable to BREA.

(iii)  (iv) Cancellation: The Company and each Company Subsidiary shall within 30 days notify each Member of any cancellation of, non-renewal, or such material change as may adversely affect any insurance policy or coverage in force. Each policy shall contain a provision obligating the insurer to send at least thirty (30) days’ prior written notice to each Member and any party included as an additional insured or loss payee notifying them of the intent to cancel or make such change, and that any loss otherwise payable to them thereunder shall be paid notwithstanding any act or negligence on their part or that of the Company or any Company Subsidiary which might, absent such provision, result in a forfeiture of all or part of such insurance payment.

(v) Separate Insurance: Without the prior written consent of the Members, neither the Company nor any Company Subsidiary shall not purchase separate insurance concurrent in form or contributing in the event of loss, with the insurance required hereunder.

(vi) Payment of Premium: The Company and each Company Subsidiary shall be solely responsible for, and promptly pay when due, any and all premiums on all such insurance to be carried by the Company and each Company Subsidiary.

(vii) Waiver of Subrogation: The Members, the Company and each Company Subsidiary waive any claims against one another with respect to the insurance actually carried to the extent of the proceeds realized from such insurance coverage.

GENERAL

•	Conducting or causing to be conducted the day-to-day business and affairs of the Company in accordance with the Requirements, including all matters which do not constitute Major Decisions

•	Implementing the Major Decisions of the Company

•	Monitoring and supervising the performance of the Property

•
Paying approved expenses, including principal and interest payments under the Project Financing and all taxes, assessments and other impositions applicable to the Property payable by the Company or any Company Subsidiary

•
Executing on behalf of and in the name of the Company or the applicable Company Subsidiary all agreements that do not constitute Major Decisions that are required for the day-to-day operations of the business of the Company and each Company Subsidiary

•	Suing, prosecuting, settling or compromising all claims by or against third parties subject and in accordance with the Requirements

•	Requiring contractors providing services in connection with the Property to maintain adequate insurance and, to the extent reasonably appropriate, sufficient bonds and similar items

•	Protecting and preserving the title and interest of the Company, each Company Subsidiary and their respective assets

•	Filing all disclosure documents related to the Property required by law and taking any other actions necessary or advisable in order to comply with the Requirements

•	Performing all business functions and otherwise operating and managing the Property in accordance with the Requirements

•	Overseeing third party providers’ services to ensure that Property is managed to yield optimal returns

•	Performing such other duties as may be reasonably requested from time to time by BREA

* * *

EXHIBIT “G”

FORM OF MANAGEMENT AGREEMENT

EXHIBIT “H”

CERTAIN TAX AND ACCOUNTING MATTERS

EXHIBIT I

SPECIAL PURPOSE PROVISIONS

“Single Purpose Entity” shall mean an entity whose organizational documents contain restrictions on its purpose and activities and impose requirements intended to preserve its separateness that are substantially similar to following provisions (the “Special Purpose Provisions”):

(i)
is formed or organized solely for the purpose of owning, holding, developing, using, operating and financing, directly a Property, or, in the case of an entity formed or organized solely for the purpose of owning, holding, developing, using, operating and financing (as used in this Exhibit “I”, the “Parent”), indirectly, an ownership interest in a Property,

(ii)	does not engage in any business unrelated to such Property or with respect to the Parent, indirectly, all of the Properties and the ownership, development, use, operation and financing thereof,

(iii)
has not and will not have any assets other than those related to its interest in such Property or with respect to the Parent, indirectly, all of the Properties or the operation, management and financing thereof or any Indebtedness other than the Permitted Indebtedness,

(iv)
except if consolidated with other borrowers under the Loan, maintains its own separate books and records and its own accounts, in each case, which are separate and apart from the books and records and accounts of any other Person,

(v)	holds itself out as being a entity, separate and apart from any other entity,

(vi)	does not and will not commingle its funds or assets with those of any other entity,

(vii)	conducts its own business in its own name,

(viii)	except if consolidated with other borrowers under the Loan, maintains separate financial statements,

(ix)	pays its own liabilities out of its own funds,

(x)	observes all limited liability company formalities,

(xi)	pays the salaries of its own employees, if any, and maintains a sufficient number of employees, if any, in light of its contemplated business operations,

(xii)
except as expressly permitted under the Loan Documents, or to the other borrowers with respect to the Loan, does not guarantee or otherwise obligate itself with respect to the debts of any other entity (other than by endorsements of negotiable instruments for deposit or collection in the ordinary course of business) or hold out its credit as being available to satisfy the obligations of any other entity,

(xiii)	does not acquire obligations or securities of its partners, members or shareholders,

(xiv)	allocates fairly and reasonably shared expenses, including, without limitation, any overhead for shared office space, if any,

(xv)	uses separate stationery, invoices, and checks,

(xvi)	maintains an arm’s length relationship with its Affiliates,

(xvii)	other than pursuant to the Loan Documents does not and will not pledge its assets for the benefit of any other person or make any loans or advances to any other person,

(xviii)	does and will continue to use commercially reasonable efforts to correct any known misunderstanding regarding its separate identity,

(xix)
maintains adequate capital in light of its contemplated business operations; provided, however, this provision shall not require any member of any borrower under the Loan, or any other party, to make any capital contributions to any borrower under the Loan, and

(xx)
has not and will not engage in, seek, or consent to the dissolution, winding up, liquidation, consolidation or merger and except as otherwise permitted in this Agreement, has not and will not engage in, seek or consent to any asset sale, transfer or partnership, membership or shareholder interests, or amendments of its organizational documents.

In addition, if such entity is a partnership, (1) all general partners of such entity shall be Single Purpose Entities (owning nothing other than its general partnership interests); and (2) if such entity has more than one general partner, then the organizational documents shall provide that such entity shall continue (and not dissolve) for so long as a solvent general partner exists. In addition, if such entity is a corporation, then, at all times: (a) such entity shall have at least one (1) Independent Director and (b) the board of directors of such entity may not take any action requiring the unanimous affirmative vote of 100% of the members of the board of directors unless all of the directors, including the Independent Directors, shall have participated in such vote.

In addition, if such entity is a limited liability company, (A) such entity shall have at least one (1) Independent Manager or Independent Member, (B) if such entity is managed by a board of managers, the board of managers of such entity may not take any action requiring the unanimous affirmative vote of 100% of the members of the board of managers unless all of the managers, including the Independent Managers, shall have participated in such vote, (C) if such entity is not managed by a board of managers, the members of such entity may not take any action requiring the affirmative vote of 100% of the members of such entity unless all of the members, including the Independent Members, shall have participated in such vote, (D) except in the case of the Parent, each managing member shall be a Single Purpose Entity and, in the case of the Parent, shall own nothing other than the Equity Interests in the SPEs, and (E) its organizational documents shall provide that until all of the indebtedness and obligations under the Loan are paid in full such entity will not dissolve.

In addition, the organizational documents of such entity shall provide that such entity without the unanimous consent of all of the partners, managers, directors or members, as applicable, shall not with respect to itself or to any other entity in which it has a direct or indirect legal or beneficial interest (A) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or other similar official for the benefit of the creditors of such entity or all or any portion of such entity’s properties, (B) take any action that could reasonably be expected to cause such entity to become insolvent, petition or otherwise institute insolvency proceedings or otherwise seek any relief under any laws relating to the relief from debts or the protection of debtors generally, “or” (C) take any action would cause such entity not to satisfy the requirements set forth herein for a Single Purpose Entity.

INDEX OF DEFINED TERMS

Termination Notice	Page

15% IRR Deficiency	53
20% IRR Deficiency	53
25% IRR Deficiency	54
Acceptance Notice	36
Accounts	24
Acquisition Costs	3
Act	1
Administrative Member	16
Administrative Member Costs	3
Administrative Member's Price	35
Administrative Obligations Exhibit	23
Affiliate	3
Agreement	1, 53
Applicable Rate	12
Arbitration Notice	30
Bankruptcy/Dissolution Event	4
BREA	1
BREA Sale	16
BREA's Membership Interest	35
Budget	4
Business Agreements	4
Capital Budget	4
Claim	4
Claims	40
Closing	7
Closing Date	7
Closing Statement	11
Collateral Agreement	4
Company	1
Company Percentages	4
Company Subsidiaries	2
Company's Accountants	23
Consultant	27
Contributing Member	12
Contribution Request	11
Contributions	53
control	4
Conveyance Documents	20
Credit Agreement	1
Cure Period	5
Default Loan	12
Deficiency	12

Deposit	7
Dissolution Event	33
Distributable Cash	14
Distributions	53
ESC	1
Escrow Agent	7
Existing Agreement	1
Existing Competing Projects	8
Extraordinary Income and Extraordinary Expenses	29
GAAP	23
Grossed Up Sale Price	16
Guaranty Payment	39
Indemnitee	39
Intent to Sell Notice	35
Investment Maintenance Costs	5
IRR Deficiency	53
IRR Exhibit	14
IRR Rate	53
Laws	5
Lender	1
Liability Percentage	39
Loan	1
Loan Documents	20
Major Decisions	16
Management Agreement	27
Marketing Period	37
Material Action	5
Member	2
Member Cessation Event	2
Members	2
Money Market Account	24
Non-Contributing Member	12
Noncurable Default	5
Non-Paying Member	39
Note	1
Obligation	6
Operating Accounts	24
Operating Budget	4
Operating Expenses	29
Operating Licenses	28
Paying Member	39
Performance Benchmarks	29
Periodic Report	23
Permitted Portfolio Acquisition	6
Portfolio Cash Return	29
Project	2

Project Financing	6, 10
Project Financing Documents	6, 10
Project Financing Guaranty Documents	6, 10
Project Lender	6, 10
Promote Clauses	31
Properties	6
Property	6
Purchase Agreement	6
Purchase Date	36
Purchase Deposit	36
Purchase Offer	35
Purchase Price	7
Recourse Acts	40
Requirements	7
Securities Act	41
Security Instrument	1
Seller	7
Sole Member	2
Special Member	3
Special Purpose Provisions	21
Subsequent Contribution	11
Supplemental Notice	38
Tax Exhibit	34
Termination Notice	30
Third Party Price	38
Time 0	53
Transfer	28
Transferred Percentage	16
Unpaid Liabilities	39
Winding-Up Member	34